                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         CITIZENS BANKING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                   [CITIZENS BANKING CORPORATION LETTERHEAD]




            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, APRIL 20, 1999

To the Shareholders of Citizens Banking Corporation:

         Notice is hereby given that the annual meeting of shareholders of Citizens Banking Corporation (the "Corporation") will be held in the Presidential Ball Room located in the Holiday Inn, Gateway Centre, Flint, Michigan, on Tuesday, April 20, 1999, at 10:00 a.m., local time, for the following purposes:

         (1) To elect six (6) Class I directors to serve a three (3) year term and until their successors are duly elected and qualify.

         (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS NOMINATED.

         Shareholders of record of the Corporation's common stock outstanding at the close of business on February 26, 1999 are entitled to notice of and to vote at the meeting.

         You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                                              By Order of the Board of Directors


                                              Thomas W. Gallagher

                                              Thomas W. Gallagher
                                              Secretary



Flint, Michigan
March 15, 1999

                      [CITIZENS BANKING CORPORATION LOGO]



                          Citizens Banking Corporation
                            328 South Saginaw Street
                              Flint, Michigan 48502

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------


         This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Banking Corporation (the "Corporation") to be used at the annual meeting of shareholders of the Corporation and any adjournments thereof. The annual meeting will be held on April 20, 1999 at the time and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders.

         This proxy statement, the proxy, and notice of annual meeting of shareholders are first being provided to shareholders on or about March 15, 1999.

         The shareholders of the common stock of the Corporation ("Common Stock") as of the close of business on February 26, 1999 will be entitled to be present and to vote at the meeting. Each share is entitled to one (1) vote on each matter to be voted upon at the meeting. On February 26, 1999, there were 27,723,587 shares of Common Stock outstanding and entitled to vote. The Corporation has no other class of stock issued and outstanding at this time that is entitled to vote at the meeting. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. Any proxy may be revoked by the person giving it at any time prior to its being exercised by giving written notice of such revocation to the secretary of the Corporation, by executing a later dated proxy or by voting in person at the annual meeting.

         The shares represented by properly executed proxies will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the election of the Class I nominees identified herein. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Withheld votes are counted only for purposes of determining whether a quorum is present at the annual meeting.

         The costs of soliciting proxies will be borne by the Corporation. The solicitation of proxies will be made primarily by mail. The Corporation has, however, retained the firm of Kissel-Blake Inc., specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other institutional holders of its stock at an anticipated cost of $7,500.00 plus certain out-of-pocket expenses. Proxies may also be solicited by directors, officers, and other employees of the Corporation and its subsidiaries personally, and by telephone, facsimile, or other means. No additional compensation will be paid to directors, officers, or employees for any such solicitation nor is any such solicitation expected to result in more than a minimal cost to the Corporation. Arrangements may also be made directly by the Corporation with banks, brokerage houses, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by them and to obtain authorization for the execution of proxies. The Corporation may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

         The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Victor E. George and William C. Shedd.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The table below includes all of the shareholders of the Corporation known by the Corporation to beneficially own more than five percent of its Common Stock as of December 31, 1998.

                                                                                                                     COMMON STOCK
                                                                                                                     BENEFICIALLY
                                                                                                                      OWNED AS A
                        COMMON STOCK                                                                                  PERCENTAGE
                        BENEFICIALLY             INVESTMENT POWER                       VOTING POWER                      OF
NAME AND ADDRESS OF       OWNED            ----------------------------         -------------------------------       OUTSTANDING
BENEFICIAL OWNER                           SOLE       SHARED       NONE         SOLE        SHARED         NONE      COMMON STOCK


Citizens Bank
328 S. Saginaw St
Flint, Michigan
48502(1)                4,249,869       988,551     659,005    2,602,313      1,676,215    1,719,554    854,100          15.12%

CenTra, Inc.
12225 Stephens
Warren, Michigan
48089(2)                2,973,005     2,869,870     103,135          -0-      2,869,870      103,135        -0-          10.58%


----------------
(1) As sole or co-fiduciary, Citizens Bank will generally vote the shares held by it in trusts or estates in which the indenture creating the same specifically grants such power. Shares held in all other trusts or estates in which the bank acts as co-fiduciary will generally be voted by the other co-fiduciary or by the bank at the direction of such co-fiduciary.

(2) The information furnished for CenTra, Inc. is based upon data which have been supplied to the Corporation by CenTra, Inc. As set forth in the table, CenTra, Inc. shares investment and voting power with respect to 103,135 shares. Such powers are shared with the Manuel J. Moroun Trust under agreement dated March 4, 1977, for the benefit of Manuel J. Moroun.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the number of shares of the Corporation's Common Stock beneficially owned as of December 31, 1998, together with the percentage of the outstanding shares which such ownership represents, by (i) each director and nominee for election to the board of directors, (ii) each executive officer named in the Summary Compensation Table under "Executive Compensation" and (iii) all directors and executive officers of the Corporation as a group. The information with respect to directors and executive officers has been obtained from the respective individuals and is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the "Commission") under which a person may be deemed to be the beneficial owner of a security if such person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within the next 60 days. Accordingly, the amounts shown in the following table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission's reporting requirements.



                                                                                                           COMMON STOCK BENEFICIALLY
                                             COMMON STOCK                                                   OWNED AS A PERCENTAGE OF
                                         BENEFICIALLY OWNED AS                                              OUTSTANDING COMMON STOCK
                                         OF DECEMBER 31, 1998      SOLE VOTING AND      SHARED VOTING AND   AS OF DECEMBER 31, 1998
                 NAME                                             DISPOSITIVE POWER     DISPOSITIVE POWER
Edward P. Abbott(1)                              23,648                 23,511                   137                       *
Hugo E. Braun Jr.(1)                             25,704                 25,704                   ---                       *
Jonathan E. Burroughs II(1)(2)                  310,429                264,800                45,629                      1.1%
Nicholas J. Cilfone(3)                          137,789                109,604                28,185                       *
Joseph P. Day(1)                                  6,765                  6,765                   ---                       *
Gary P. Drainville(4)                           129,752                129,752                   ---                       *
John W. Ennest(5)                               296,066                296,066                   ---                      1.1%
Lawrence O. Erickson(1)                         437,344                  6,000               431,344                      1.6%
Victor E. George(1)                              10,938                 10,938                   ---                       *
William J. Hank(6)                              291,843                140,298               151,545                      1.0%
Stephen J. Lazaroff(7)                           31,049                 27,749                 3,300                       *
William F. Nelson Jr.(1)                         15,678                 12,966                 2,712                       *
Wayne G. Schaeffer(8)                           151,739                131,216                20,523                       *
Gerald Schreiber(9)                              13,982                 13,982                   ---                       *
William C. Shedd(1)                              14,316                  7,283                 7,033                       *
James E. Truesdell Jr.(1)                        43,263                 43,263                   ---                       *
Robert J. Vitito(10)                            400,439                318,012                82,426                      1.4%
Ada C. Washington(11)                             3,228                  3,228                   ---                       *
Charles R. Weeks(12)                            176,827                170,370                 6,457                       *
Kendall B. Williams(1)                            7,307                  6,348                   958                       *
James L. Wolohan(12)(13)                         23,691                 12,000                11,691                       *

All Directors, Director Nominees and          2,883,899              2,082,144               801,755                     10.3%
Executive Officers as a Group (27) (14)

  * Represents holdings of less than one percent.

(1) Includes 6,000 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(2) The shares shown for Mr. Burroughs II, include: 42,591 shares held in the Burroughs' Memorial Trust, to which Mr. Burroughs II serves as one of 5 trustees. Mr. Burroughs II disclaims beneficial ownership of such shares.

(3)  Includes 98,698 exercisable options to purchase Common Stock.

(4)  Includes 99,381 exercisable options to purchase Common Stock.

(5)  Includes 211,967 exercisable options to purchase Common Stock.

(6) Includes 4,500 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(7) Includes 1,500 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(8)  Includes 114,129 exercisable options to purchase Common Stock.

(9) Includes 3,000 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(10) Includes 270,506 exercisable options to purchase Common Stock.

(11) Includes 1,500 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(12) Includes 3,000 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(13) The shares shown for Mr. Wolohan includes 11,691 shares held by the Wolohan Family Foundation to which Mr. Wolohan serves as a trustee. Mr. Wolohan disclaims beneficial ownership of such shares.

(14) The directors, director nominees and executive officers disclaim beneficial ownership of 260,735 of these shares. Also, of the 2,883,899 shares shown as being beneficially owned by such group, 1,153,733 represent exercisable options to purchase Common Stock.

                              ELECTION OF DIRECTORS

         In accordance with the Corporation's restated articles of incorporation, the board of directors is divided into three classes. Each year, on a rotating basis, the terms of office of the directors in one of the three classes will expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The directors whose terms expire at the 1999 annual meeting of shareholders ("Class I directors") are Edward P. Abbott, Hugo E. Braun Jr., Jonathan E. Burroughs II, Lawrence O. Erickson, William J. Hank, and Robert J. Vitito. All of the current Class I directors have previously been elected as directors by the shareholders. The board of directors has nominated each of these individuals for re-election as Class I directors at the 1999 annual meeting of shareholders. The term for the Class I directors will expire at the 2002 annual meeting of shareholders or upon the election and qualification of their successors. If any of the nominees should be unable to serve, the proxies may be voted for the election of such other person or persons as the board of directors may recommend or the number of directors will be automatically reduced by the number of nominees unable to serve if no substitute is recommended by the board of directors.

         Six nominees will be elected as Class I directors at the 1999 annual meeting of shareholders. On the basis of information presently available to the board of directors, only the six persons named above as nominees will be nominated for election as directors. SHARES REPRESENTED BY PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION OF SUCH NOMINEES UNLESS A CONTRARY DIRECTION IS INDICATED. The affirmative vote of a majority of the votes cast at the meeting is required for election. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

         The name and age of each nominee and incumbent director, positions and offices currently held with the Corporation and its subsidiaries, his or her five-year business experience, and the year each became a director of the Corporation, according to information furnished by such nominees and incumbent directors, are set forth below.



                                                      CLASS I
                                         NOMINEES TO SERVE THREE (3) YEARS


                                                                                            BUSINESS EXPERIENCE DURING THE
                                                                                            PAST FIVE YEARS, DIRECTORSHIPS
                                                                             SERVED          IN CERTAIN CORPORATIONS, AND
                                                                          CONTINUOUSLY      PRINCIPAL OCCUPATION IF OTHER
                                          POSITIONS AND OFFICES WITH     AS A DIRECTOR        THAN CURRENT POSITION WITH
        NAME                    AGE    CORPORATION AND ITS SUBSIDIARIES  OF CORPORATION    CORPORATION AND ITS SUBSIDIARIES

Edward P. Abbott                 59    Director of Corporation and             1982      President and Chief Executive
                                       Director of Citizens Bank.                        Officer, Abbott's Meat, Inc., a
                                                                                         wholesale and retail meat
                                                                                         distributor.
Hugo E. Braun Jr.                66    Director of Corporation and             1986      Attorney & Partner, Braun Kendrick
                                       Director of Citizens Bank.                        Finkbeiner; Director, Wolohan
                                                                                         Lumber Co.
Jonathan E.                      56    Director of Corporation.                1986      President, JEB Enterprises, an
    Burroughs II                                                                         investment consulting firm.
Lawrence O. Erickson             63    Director of Corporation.                1993      Chief Executive Officer, Four-Way
                                                                                         Tool & Die, Inc., an engineering
                                                                                         consulting firm for metal stamping
                                                                                         fabrication and tool manufacturing.
William J. Hank                  66    Director of Corporation and             1987      Chairman and Chief Executive
                                       Director of Citizens Bank -                       Officer, Farnham Investments Group;
                                       Illinois, N.A.                                    Retired Executive Vice President of
                                                                                         the Corporation; Retired Chairman
                                                                                         of the Board, Citizens Bank -
                                                                                         Illinois, N.A.

Robert J. Vitito                 56    President, Chief Executive              1991
                                       Officer and Director of
                                       Corporation; Chairman of the
                                       Board, President and Chief
                                       Executive Officer of Citizens
                                       Bank.



                                    CLASS II
                  CONTINUING DIRECTORS - TERM EXPIRING IN 2000





                                                                                              BUSINESS EXPERIENCE DURING THE
                                                                                              PAST FIVE YEARS, DIRECTORSHIPS
                                                                             SERVED             IN CERTAIN CORPORATIONS, AND
                                                                        CONTINUOUSLY AS        PRINCIPAL OCCUPATION IF OTHER
                                        POSITIONS AND OFFICES WITH       A DIRECTOR OF           THAN CURRENT POSITION WITH
        NAME                 AGE     CORPORATION AND ITS SUBSIDIARIES     CORPORATION        CORPORATION AND ITS SUBSIDIARIES

Joseph P. Day                 59     Director of Corporation and              1992        President, Banner Engineering & Sales,
                                     Director of Citizens Bank.                           Inc., a combustion engineering and
                                                                                          manufacturing firm.

John W. Ennest                56     Vice Chairman of the Board,              1991
                                     Chief Financial Officer, and
                                     Treasurer of Corporation; Vice
                                     Chairman of the Board and Chief
                                     Financial Officer, Citizens
                                     Bank; Chairman of the Board,
                                     Citizens Bank - Illinois, N.A.

Victor E. George              67     Director of Corporation and              1982        Chairman of the Board, Victor George
                                     Director of Citizens Bank.                           Oldsmobile, Inc., an automobile
                                                                                          dealership.

Gerald Schreiber              64     Director of Corporation.                 1997        Vice President - Sales, Royalite Co.,
                                                                                          an electrical wholesale distributor.

Ada C. Washington             48     Director of Corporation and              1997        Community Volunteer.
                                     Director of Citizens Bank.

James L. Wolohan              47     Director of Corporation and              1997        Chairman, President and Chief
                                     Director of Citizens Bank.                           Executive Officer of Wolohan Lumber
                                                                                          Co.,  a retailer of lumber, building
                                                                                          materials and home improvement products;
                                                                                          Director, Jacobson Stores, Inc.

                                    CLASS III
                  CONTINUING DIRECTORS - TERM EXPIRING IN 2001




                                                                                             BUSINESS EXPERIENCE DURING THE
                                                                                              PAST FIVE YEARS, DIRECTORSHIPS
                                                                              SERVED           IN CERTAIN CORPORATIONS, AND
                                                                           CONTINUOUSLY       PRINCIPAL OCCUPATION IF OTHER
                                           POSITIONS AND OFFICES WITH      AS A DIRECTOR        THAN CURRENT POSITION WITH
        NAME                      AGE          CORPORATION AND ITS        OF CORPORATION    CORPORATION AND ITS SUBSIDIARIES
                                                  SUBSIDIARIES
Stephen J. Lazaroff               45     Director of Corporation.               1997       President, Diversified Precision
                                                                                           Products, Inc., a special cutting
                                                                                           tool manufacturer serving the
                                                                                           automotive and hydraulic fittings
                                                                                           industries.

William F. Nelson Jr.             65     Director of Corporation.               1986       President, Director, and Owner,
                                                                                           William F. Nelson Electric, Inc.,
                                                                                           an electrical contractor for
                                                                                           commercial and industrial
                                                                                           businesses.

William C. Shedd                  59     Director of Corporation and            1982       Attorney and Partner, Winegarden,
                                         Director of Citizens Bank.                        Shedd, Haley, Lindholm & Robertson.

James E. Truesdell Jr.            68     Director of Corporation and            1982       President-Secretary, J. Austin Oil
                                         Director of Citizens Bank.                        Company of Flint, Inc., an
                                                                                           investment and real estate
                                                                                           development firm.

Charles R. Weeks                  64     Chairman of the Board of               1982       Retired President and Chief
                                         Corporation and Director of                       Executive Officer of the
                                         Citizens Bank.                                    Corporation; Director, Wolohan
                                                                                           Lumber Co.

Kendall B. Williams               46     Director of Corporation and            1992       Attorney and Counselor,
                                         Director of Citizens Bank.                        The Williams Firm, P.C.
                                                                                           Previously an attorney with Gault
                                                                                           Davison, P.C. from January 1980 to
                                                                                           September 1997.


                              MEETINGS OF DIRECTORS

         During calendar year 1998, 4 regular meetings and 3 special meetings of the board of directors of the Corporation were held. During such period, all incumbent directors attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by the committees on which they serve.


                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Corporation has several committees on which members of the board of directors serve, including an audit committee, a compensation and human resources committee, and a directors nominating committee. The audit committee meets quarterly and on call when needed, and the compensation and human resources committee and directors nominating committee meet on call.

         The AUDIT COMMITTEE met 4 times during 1998 and is currently comprised of the following outside directors: James E. Truesdell Jr., chairman; Edward P. Abbott; Joseph P. Day; William F. Nelson Jr.; and Gerald Schreiber. The responsibilities of the committee include oversight of the internal accounting controls for and internal audit function of the Corporation and its subsidiaries; recommending to the board of directors the independent auditors to be retained to conduct the annual audit of the Corporation; reviewing the annual audit plan with the independent auditors and the internal auditors; serving as the Compliance Review Committee pursuant to the provisions of the Corporation's compliance policy; and reviewing the financial results and the results of the internal and independent audits of the Corporation.

         The COMPENSATION AND HUMAN RESOURCES COMMITTEE met 3 times during 1998 and is currently comprised of the following directors: Hugo E. Braun Jr., chairman; Lawrence O. Erickson; Victor E. George; James E. Truesdell Jr.; and Kendall B. Williams. The responsibilities of the committee include approval of all aspects of corporate executive compensation and administration of the Corporation's compensation and benefits plans.

         The DIRECTORS NOMINATING COMMITTEE met 1 time during 1998 and is currently comprised of the following directors: Charles R. Weeks, chairman; Hugo
E. Braun Jr.; Jonathan E. Burroughs II; Victor E. George; Stephen J. Lazaroff; and Robert J. Vitito. The responsibilities of the committee are: to determine a desirable balance of expertise among board members; to identify qualified candidates to fill board positions; to provide aid in attracting qualified candidates to the board of directors; to recommend the slate of director nominees to the board of directors for inclusion in the Corporation's proxy statement for election by the shareholders at the annual meetings; to consider director nominees proposed by shareholders; and to handle such other matters as may be properly delegated to the committee by the board of directors. Shareholders proposing director nominees at any annual meeting of shareholders shall provide written notice in accordance with the bylaws of such intention to the secretary of the Corporation at least ninety days prior to an annual shareholders meeting for which such nominations are proposed and with respect to an election to be held at a special meeting of shareholders, such notices must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

                            COMPENSATION OF DIRECTORS

         During 1998, directors of the Corporation (with the exception of Mr. Weeks who has a separate arrangement as described below) were paid an annual retainer of $9,000 plus the sum of $900 for attendance at each meeting of the board of directors. Non-officer directors were paid $600 for each committee meeting attended with the exception of the committee chairpersons who were paid $900. Committee member directors who are also employees of the Corporation do not receive fees for committee meeting attendance.

         The Corporation also maintains the Stock Option Plan for Directors. Annually during the ten year term of the Plan, each nonemployee director serving on the board of directors immediately following the annual meeting of shareholders will receive an automatic grant of a non-qualified stock option to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the date of the annual meeting of shareholders. Each such option will become exercisable six months following the grant date and expire five years after grant. On April 21, 1998, pursuant to the Plan, nonemployee directors received a stock option grant to purchase 1,500 shares of Common Stock of the Corporation at an exercise price of $36.31 per share.

         In April 1996, the Corporation entered into a contractual arrangement with Mr. Weeks, pursuant to which he agreed to serve as chairman of the board of the Corporation and as chairman of the executive and nominating committees of the Corporation's board of directors. Pursuant to such arrangement, which will terminate in April of this year, Mr. Weeks is paid an annual fee of $212,180 which is paid in quarterly installments and which is inclusive of any other annual retainer or meeting fees otherwise normally paid to directors of the Corporation. In addition to such fee, Mr. Weeks is entitled to be reimbursed by the Corporation for reasonable out-of-pocket expenses incurred in his capacity as chairman upon presentation of an appropriate accounting to the Corporation.

                               EXECUTIVE OFFICERS

         The following information is provided for those officers currently designated as executive officers by the Corporation's board of directors and includes the president, chief financial officer, controller, and secretary of the Corporation, officers of the Corporation who are in charge of principal business units, divisions or functions, and officers of the Corporation or its subsidiaries who perform significant policy making functions for the Corporation.

                                                                                                  YEAR BECAME
                                                                                             EXECUTIVE OFFICER OF
        NAME                      AGE              FIVE-YEAR BUSINESS EXPERIENCE                THE CORPORATION

Richard T. Albee                  55     Executive Vice President of Citizens Bank                     1996
                                         (December 1997 to present); Senior Vice
                                         President of Citizens Bank (April 1994 to
                                         present).  Also served as President of former
                                         subsidiary bank of the Corporation which was
                                         consolidated with Citizens Bank (January 1988 to
                                         April 1994).

Daniel E. Bekemeier               42     Senior Vice President and Controller of Citizens              1996
                                         Bank (April 1995 to present); Vice President and
                                         Controller of Citizens Bank (September 1989 to
                                         April 1995).

Nicholas J. Cilfone               48     Senior Vice President of Corporation (August                  1985
                                         1988 to present); Executive Vice President of
                                         Citizens Bank (June 1996 to present).  Also
                                         served as Executive Vice President of former
                                         subsidiary bank of the Corporation which was
                                         consolidated with Citizens Bank (October 1991 to
                                         June 1996).

Gary P. Drainville                49     Executive Vice President of Corporation and of                1985
                                         Citizens Bank (December 1993 to present);
                                         Director of Human Resources of Corporation and
                                         of Citizens Bank (December 1985 - June 1996).

John W. Ennest                    56     Vice Chairman of the Board of Corporation                     1983
                                         (October 1991 to present); Chief Financial
                                         Officer and Treasurer of Corporation (July 1994
                                         to present); Vice Chairman of the Board and
                                         Chief Financial Officer of Citizens Bank (June
                                         1996 to present) Chairman of the Board, Citizens
                                         Bank - Illinois, N.A. (August 1992 to present).





                                                                                                  YEAR BECAME
                                                                                             EXECUTIVE OFFICER OF
        NAME                      AGE              FIVE-YEAR BUSINESS EXPERIENCE                THE CORPORATION

Thomas W. Gallagher               46     Senior Vice President of Corporation (July 1993               1989
                                         to present); General Counsel of Corporation
                                         (August 1988 to present); Secretary of
                                         Corporation (January 1989 to present); Senior
                                         Vice President, General Counsel and Secretary of
                                         Citizens Bank (August 1988 to present).

Wayne G. Schaeffer                52     Executive Vice President of Corporation                       1987
                                         (December 1993 to present); Chief Financial
                                         Officer and Treasurer of Corporation (August
                                         1988 - July 1994); President - Flint, Citizens
                                         Bank (June 1996 to present); Senior Executive
                                         Vice President and Chief Operating Officer,
                                         Citizens Bank (July 1994 - June 1996); Chief
                                         Financial Officer, Citizens Bank (December 1985
                                         - July 1994); Executive Vice President, Citizens
                                         Bank (December 1993 - July 1994).

Thomas C. Shafer                  40     Executive Vice President of Citizens Bank (June               1996
                                         1996 to present); Senior Vice President
                                         of Citizens Bank (November 1994 to June
                                         1996); City President, Michigan
                                         National Bank - Flint (April 1992 to
                                         November 1994)
                                         .
James M. VanTiflin                51     President - Saginaw, Citizens Bank (June 1996 to              1996
                                         present); President and Chief Executive Officer
                                         of former subsidiary bank of the Corporation
                                         which was consolidated with Citizens Bank
                                         (February 1995 to June 1996); Executive Vice
                                         President of Citizens Bank (August 1992 to
                                         February 1995).

Robert J. Vitito                  56     President and Chief Executive Officer of                      1986
                                         Corporation (April 1996 to present); President
                                         and Chief Administrative Officer of Corporation
                                         (July 1994 - April 1996); Executive Vice
                                         President of Corporation (July 1986 - July
                                         1994); Chairman, President and Chief Executive
                                         Officer of Citizens Bank (May 1996 to present);
                                         also served as Chairman of the Board of former
                                         subsidiary bank of the Corporation which was
                                         consolidated with Citizens Bank (January 1987 to
                                         June 1996)



                                                                                                  YEAR BECAME
                                                                                             EXECUTIVE OFFICER OF
        NAME                      AGE              FIVE-YEAR BUSINESS EXPERIENCE                THE CORPORATION

Jack S. Werner                    51     President - Bay City/Midland, Citizens Bank                   1996
                                         (June 1996 to present).  Also served as Chairman
                                         and Chief Executive Officer of former subsidiary
                                         bank of the Corporation which was consolidated
                                         with Citizens Bank (May 1991 to June 1996).


         Citizens Bank and Citizens Bank - Illinois, N.A. are wholly-owned subsidiaries of the Corporation.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers during 1998 (the "Named Officers") of the Corporation (determined as of the end of the last fiscal year) for the fiscal years ended December 31, 1996, 1997, and 1998:

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------------------

                                                    ANNUAL COMPENSATION                LONG TERM
                                                                                     COMPENSATION

     NAME AND PRINCIPAL
           POSITION

                                             ----------------------------------- ----------------------
                                                                                                                ALL OTHER
                                               SALARY ($)         BONUS ($)            OPTIONS/               COMPENSATION(1) ($)
                                     YEAR                                               SARS(#)
-------------------------------- ----------- ---------------- ------------------ ---------------------- ---------------------------
Robert J. Vitito                     1998        339,999          213,197               62,000                   25,950
President and Chief                  1997        313,000          168,859              110,667                   22,418
    Executive Officer                1996        278,273          143,882               92,433                   20,419

-------------------------------- ----------- ---------------- ------------------ ---------------------- ---------------------------
John W. Ennest                       1998        262,850           79,879               20,500                   25,950
Vice Chairman, Treasurer             1997        252,850           94,870               66,580                   23,596
    and Chief Financial              1996        243,148           72,754               55,533                   20,419
    Officer
-------------------------------- ----------- ---------------- ------------------ ---------------------- ---------------------------
Wayne G. Schaeffer                   1998        166,500           64,978               17,700                    8,165
Executive Vice President             1997        157,000           70,156               39,870                    7,764
                                     1996        141,476           59,778               31,222                    7,653

-------------------------------- ----------- ---------------- ------------------ ---------------------- ---------------------------
Nicholas J. Cilfone                  1998        148,000           58,614               13,500                    7,649
Senior Vice President                1997        139,500           60,535               31,552                    7,383
                                     1996        127,153           51,580               34,489                    6,857
-------------------------------- ----------- ---------------- ------------------ --------------------- ----------------------------
Gary P. Drainville                   1998        148,000           58,614              13,500                     7,649
Executive Vice President             1997        139,500           60,535              35,326                     7,383
                                     1996        129,038           51,580              29,619                     6,942
-------------------------------- ----------- ---------------- ------------------ --------------------- ----------------------------

(1) The amounts set forth in the "All Other Compensation" column for 1998 represent: (i) matching contributions on behalf of the Named Officers to the Corporation's Section 401(k) Plan as follows: Mr. Vitito, $7,500, Mr. Ennest, $7,500, Mr. Schaeffer, $7,492, Mr. Cilfone, $6,432, and Mr. Drainville, $6,432; (ii) insurance payments with respect to term life insurance as follows: Mr. Vitito $3,150, Mr. Ennest $3,150, Mr. Schaeffer $673, Mr. Cilfone $1,217 and Mr. Drainville $1,217; and (iii) director fees in the amount of $15,300 paid to each of Messrs. Vitito and Ennest for services as a director of the Corporation.

                              STOCK OPTION GRANTS

         The following table contains information concerning the grant of stock options under the Corporation's Third Amended Stock Option Plan (the "Option Plan") to the Named Officers during 1998:

 ------------------------------------------------------------------------------------------------------------------
                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

 ------------------------------------------------------------------------------------------------------------------
                                         INDIVIDUAL GRANTS

 ------------------------------------------------------------------------------------

                         NUMBER OF        % OF TOTAL
                         SECURITIES        OPTIONS/                                        POTENTIAL REALIZABLE
                         UNDERLYING          SARS                                        VALUE AT ASSUMED ANNUAL
                          OPTIONS         GRANTED TO       EXERCISE OR                     RATE OF STOCK PRICE
                           /SARS         EMPLOYEES IN      BASE PRICE      EXPIRATION        APPRECIATION FOR
         NAME           GRANTED (#)      FISCAL YEAR         ($/SH)           DATE             OPTION TERM(1)
                                                                                             -----------------
                                                                                               5%($) 10%($)
 ------------------------------------------------------------------------------------------------------------------

 R.J. Vitito             62,000(2)         19.34%             35.63         05/21/2008     1,389,071     3,520,179


 J.W. Ennest             20,500(2)          6.39%             35.63         05/21/2008       459,290     1,163,930


 W.G. Schaeffer          17,700(2)          5.52%             35.63         05/21/2008       396,557     1,004,954


 N.J. Cilfone            13,500(2)          4.21%             35.63         05/21/2008       302,459       766,491


 G.P. Drainville         13,500(2)          4.21%             35.63         05/21/2008       302,459       766,491
 ------------------------------------------------------------------------------------------------------------------


(1) Such "potential realizable values" represent the value of such options at the end of their term, assuming a 5% and 10% appreciation in the price of the Common Stock compounded annually over the term without discounting for inflation. The actual value of such options is dependent upon actual appreciation in the market price of the Common Stock during the term of the options.

(2) These stock options are non-qualified stock options granted pursuant to the Option Plan. The options are exercisable in whole or in part during the term thereof once vested, beginning November 21, 1998. Generally, such options will become 100% vested after 5 years from the date of grant or earlier on a graduated basis in accordance with a pre-determined option vesting schedule. Such vesting schedule is based upon a rolling 4 quarter earnings per share ("EPS") target for the Corporation with a minimum vesting of 6% upon the Corporation's achieving an average EPS of $1.89 and a 100% vesting upon the Corporation's achieving an average EPS of $2.34.

OPTION/SAR EXERCISES AND HOLDINGS

         The following table provides information, with respect to the Named Officers, about the exercise of options and/or SARs during the last fiscal year, and the unexercised options and SARs held as of the end of the fiscal year:

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


-------------------------------------------------------------------------------------------------------------------
                                                          NUMBER OF SECURITIES
                         SHARES                          UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                      ACQUIRED ON        VALUE           OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTIONS/SARS
       NAME           EXERCISE (#)   REALIZED ($)              YEAR END (#)              AT FISCAL YEAR END ($)
                                                           --------------------          -------------------
                                                       EXERCISABLE UNEXERCISABLE              EXERCISABLE
                                                                                             UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------

R.J. Vitito              20,518        541,197          270,506           46,500       3,847,176           -0-
J.W. Ennest              13,584        323,189          211,967           15,375       3,638,922           -0-
W.G. Schaeffer            4,800        137,600          114,129           13,275       1,812,795           -0-
N.J. Cilfone              9,000        258,805           98,698           10,125       1,644,722           -0-
G.P. Drainville             -0-            -0-           99,380           10,126       1,622,770           -0-

-------------------------------------------------------------------------------------------------------------------


PENSION PLANS

         The following table shows the estimated annual pension benefits payable to the Named Officers at normal retirement age(1) under the Corporation's qualified defined benefit pension plan, based on remuneration that is covered under the plan and years of service with the Corporation and its subsidiaries:

                                       PENSION PLAN TABLE


          ------------------------------------------------------------------------------------------------

                                                     YEARS OF CREDITED SERVICE
                                                     -------------------------
          REMUNERATION(2)
                                      15            20             25             30             35
          ------------------------------------------------------------------------------------------------

                $125,000           $29,000       $39,000         $49,000        $59,000         $69,000
                 150,000            36,000        48,000          60,000         72,000          84,000
                 175,000            43,000        57,000          71,000         86,000         100,000
                 200,000            50,000        66,000          83,000         99,000         116,000

          ------------------------------------------------------------------------------------------------


(1) Normal retirement age for the Named Officers is age 65.

(2) The law in effect throughout calendar year 1998 limits remuneration considered for benefit purposes to $160,000. Messrs. Vitito and Ennest have supplemental plans that pay benefits based upon earnings in excess of the pension plan limitations, which plans are described below.

         A participant's remuneration covered by the Corporation's pension plan is his or her "average monthly compensation," which is computed over the 60 consecutive months of the participant's last 120 months in which he or she received the greatest compensation, multiplied by 12 months. For this purpose, compensation is defined as the participant's base salary, exclusive of bonuses, overtime, and fringe benefits, but includes the participant's 401(k) salary reduction contributions. Covered remuneration for the named executives as of the end of the last calendar year is $160,000 for Messrs. Vitito and Ennest, $141,243 for Mr. Schaeffer, $131,262 for Mr. Cilfone and $129,976 for Mr. Drainville. The estimated credited years of service for each named executive is as follows: Mr. Vitito, 31; Mr. Ennest, 16; Mr. Schaeffer, 15; Mr. Cilfone, 15; and Mr. Drainville, 13. Benefits are computed as a straight single life annuity beginning at normal retirement age and are not subject to offset for social security or other benefits.

         The Corporation has an agreement with Mr. Vitito and Mr. Ennest which provides that they shall be entitled to receive a retirement benefit at age 65 equal to 60%, and 50%, respectively, of their average annual base salary over the consecutive 60-month period in which they received the highest compensation during their final 120 months of employment with appropriate percentage reductions in the event of retirement before age 65. That portion of the retirement benefit not covered by the Corporation's pension plan and social security are covered by a supplemental retirement benefits plan. Under the combined plans, the estimated annual benefits payable to Mr. Vitito and Mr. Ennest upon retirement at age 65 would be approximately $263,638 and $198,787 respectively.

CHANGE-IN-CONTROL AGREEMENTS

         The Corporation has entered into change-in-control agreements with each of the Named Officers. Each agreement provides severance benefits to the Named Officer if there is a change-in-control of the Corporation and the Named Officer's employment with the Corporation is actually or constructively terminated within twenty-four (24) months thereafter. A "change-in-control" of the Corporation is generally defined as the acquisition by any person or group of 20% or more of the outstanding Common Stock in a transaction which has not been approved by a majority of the board of directors, a liquidation or dissolution of the Corporation, a sale of substantially all of the assets of the Corporation, or a merger, consolidation or combination in which the Corporation is not the survivor or, under certain circumstances, a change in the majority of the members of the board of directors within a two-year period. A Named Officer's employment is deemed to have been constructively terminated following a change-in-control if (i) there is a significant reduction in the scope of the Named Officer's authority or in the extent of such Officer's powers, functions, duties or responsibilities, or (ii) there is a reduction in the Named Officer's rate of compensation, or (iii) fringe benefits are not provided to such Named Officer on a basis commensurate with other executives of the Corporation, or
(iv) there are changes in the Named Officer's responsibilities which would require moving such Officer's job location outside of lower Michigan.

         Each Agreement continues until two years after a change-in-control of the Corporation and generally provides severance benefits of a lump-sum payment equal to two years salary and bonus plus medical, dental and life insurance coverage for a period of eighteen months. Further, each Agreement provides for additional payments to make the Named Officer whole, on an after-tax basis, for any excise tax imposed by Section 4999 of the Internal Revenue Code. Any Named Officer whose employment is terminated and who thereafter receives the benefits provided under such change-in-control agreement may not, for a period of twenty-four months following termination of employment, accept employment, consult for or otherwise assist any other financial institution which conducts business from a location within fifty (50) miles of any location of the Corporation or its subsidiary banks.

                   COMPENSATION AND HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The compensation and human resources committee of the board of directors of the Corporation (the "Committee") consists of five directors who are not employed by the Corporation and are not eligible to participate in any of the Corporation's benefit plans other than the Stock Option Plan for Directors. The following report is submitted by the Committee.


OVERVIEW AND PHILOSOPHY

         The Committee, pursuant to authority delegated by the board of directors of the Corporation, is responsible for determining and implementing compensation and benefit systems for executive officers and other employees of the Corporation. The Committee determines the annual salaries and other compensation for executive officers based upon recommendations from the Corporation's president and chief executive officer, as well as information from the Corporation's human resources department and independent outside consultants. With respect to the compensation of the Corporation's president and chief executive officer, in addition to the utilization of the Corporation's human resources department and independent outside consultants, the Corporation's chairman and other members of the board of directors provide input and recommendations. The Committee's determinations relating to executive compensation are intended to:

         * align the financial interests of the executive officers with the long-term interests of the Corporation's shareholders;

         * attract and retain high performing executive officers to lead the Corporation to greater levels of profitability; and

         * motivate executive officers to attain the Corporation's performance goals by placing a significant portion of such officers' financial reward at risk relative to achievement of Corporate goals.

         In furtherance of these objectives, the compensation package structured for the Corporation's executive officers has three primary components: base compensation (including salary, pension and welfare benefits and perquisites), annual cash awards under the Management Incentive Plan ("MIP") for performance during the year, and long term, stock-based compensation generally awarded under the Corporation's Third Amended Stock Option Plan (the "Option Plan").

BASE COMPENSATION

          Given the Committee's continuing emphasis on performance-based long-term and short-term compensation, base compensation for executive officers has been established by the Committee at competitive levels based upon information available to the Committee relating to compensation for corresponding executive positions at similarly situated financial institutions. Executive officer salaries are evaluated by the Committee on a periodic basis utilizing information from independent outside compensation consultants, the Corporation's human resources department, and input from the Corporation's president and chief executive officer. Input from the Corporation's chairman and other members of the board of directors is utilized with respect to the salary of the president and chief executive officer. To determine the actual base salary for each executive officer, the Committee also takes into account individual performance, experience, and unique contributions or needs for certain expertise required by the Corporation.

         Base Compensation of Chief Executive Officer.

         The Committee reviewed Mr. Vitito's performance for 1997 in December of that year and awarded him an 8.6% merit increase effective January 1, 1998. In support of such increase, the Committee first noted that the Corporation had achieved record earnings in 1997 while continuing to maintain strong credit quality. Secondly, the Committee noted the Corporation's successful acquisition of CB Financial Corporation and its subsidiary banks located in Jackson, St. Johns and Charlevoix, Michigan. With respect to such accomplishment, the Committee noted that the acquisition had been completed in a timely manner and that the acquired banks had been efficiently integrated into the Corporation's Michigan Bank. Finally, with regard to Mr. Vitito's 1997 performance, the Committee noted the significant undertaking of the Corporation to examine the data processing and computer operations functions of the Corporation to determine whether it would be in the best interests of the Corporation to outsource such functions. With respect to such undertaking, the Committee recognized the leadership that Mr. Vitito exhibited relative to the Corporation's decision to outsource such functions.

MANAGEMENT INCENTIVE PLAN

         All of the Corporation's executive officers participate in the MIP. The MIP is designed to motivate participating officers of the Corporation and its subsidiaries to attain goals based upon net earnings of the Corporation and its subsidiaries and the achievement of individual objectives. The amount of an individual's MIP award is a function of (i) the midpoint of the salary range for the individual's position, (ii) the "participation rate" established by the Committee for the individual, (iii) the performance of the Corporation or the subsidiary for which the individual has or shares responsibility, and (iv) the extent to which the individual achieved agreed-upon objectives for the year. Each of these factors is described below.

         Midpoint of Salary Range and Participation Rate. As described under "Base Compensation," the Committee determines a salary range for each executive officer's position based upon competitive factors. Similarly, the Committee assigns a "participation rate" to each position based on the same factors ranging from 15% for lower level executive officers to 40% for the Chief Executive Officer. The participation rate multiplied by the midpoint of the individual's salary range is that individual's "Award Base" under the MIP, which is subject to adjustment based on Corporate and individual performance as described below.

         Corporate Performance. As a general practice under the MIP, no amounts will be awarded unless the Corporation's net earnings for the year equal or exceed: (i) 95% of the profit plan target approved by the Corporation's board of directors for that year, and (ii) 100% of the previous year's earnings (the greater of these amounts is referred to as the "Threshold"). Nonrecurring expenses or income items affecting earnings are evaluated and may be excluded in the discretion of the Committee from the profit plan earnings calculation to the extent of management's inability to control such items. Earnings below the profit plan target, but higher than the Threshold, automatically reduce the Award Base while earnings above the profit plan target automatically increase the Award Base. For 1998, the Corporation's net operating earnings significantly exceeded 1997 earnings (by 16.4%) and were substantially on target with regard to the 1998 profit plan.

         Individual Objectives. Individual executive performance also affects the amount of a participant's individual award. Annually, each executive officer establishes objectives, subject to approval by the officer's supervisor. Depending upon the extent to which these objectives are achieved during the year, a participant will be eligible to receive from 0 to 150 percent of the Award Base, adjusted for Corporate performance as described above.

         Chief Executive Officer Award. Mr. Vitito received an award of $213,197 under the MIP for his 1998 performance on the same basis as the other executive officers. The primary individual MIP objective of Mr. Vitito was to have the Corporation's earnings reach the 1998 profit plan target. In evaluating performance of this objective, the Committee noted that the Corporation's operating earnings during 1998 significantly exceeded any prior year in its history and were substantially on target with an aggressive profit plan for 1998. A second objective of Mr. Vitito was to implement the decision of the board of directors made at the end of 1997 to outsource the data processing and computer operations of the Corporation to M&I Data Services, a division of Marshall & Ilsley Corporation ("M&I"). The Committee noted that Mr. Vitito was charged with the responsibility of implementing all of the data processing and computer systems conversions by June of 1998. In evaluating performance of this objective, the Committee noted that the systems conversions were completed in a timely manner and that all of the various systems were effectively converted to the M&I platform with an acceptable amount of disruption given the magnitude of such undertaking. The third significant objective of Mr. Vitito under the MIP was to install a process within the Corporation which would set the stage to transform the Corporation into an exemplary sales organization. With respect to such objective, the Committee noted that Mr. Vitito had participated in and did oversee a major restructuring of all sales related activities of the Corporation. Specifically, the Committee noted that during 1998, significant developments have taken place with respect to the identification of appropriate sales related competencies, the conducting of sales training, the development of sales related measurement and compensation systems as well as significant sales related undertakings in the areas of marketing, communications, operations and financial reporting. In reaching a determination that Mr. Vitito was entitled to 115% of his Award Base, the Committee concluded that Mr. Vitito had substantially met the profit plan target for 1998, had successfully overseen the conversion of the Corporation's computer and data processing systems to the M&I Data Services systems and had installed a process within the Corporation that would enable it to become an exemplary sales organization.

LONG-TERM STOCK-BASED COMPENSATION

         The Option Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock, and stock appreciation rights, which increase in value as the value of the Common Stock increases. The purpose of these and similar long-term compensation arrangements is to more closely align the financial interests of executive officers and other key employees with the long-term interests of the Corporation's shareholders by linking a significant portion of their compensation directly to stock price growth or decline.

         In furtherance of such purpose, the Committee generally makes annual grants to executive officers of stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options vest and generally become exercisable as the Corporation's earnings per share increases in accordance with a vesting schedule pertaining to such option grants. The Committee has adopted option grant guidelines to reflect competitive practices of other similarly situated financial institutions. These guidelines, implemented by the Committee with the assistance of the Corporation's outside compensation consultants, employ a modified Black-Scholes option valuation model to estimate the present value of long-term incentive compensation for corresponding executive positions at similarly situated and performing financial institutions. A similar analysis is performed to determine the comparative value of an option to be awarded under the Option Plan. Based upon this information and other information concerning compensation practices within the financial services industry, an appropriate participation rate for each of the executive officers in the Plan is assigned. The option grant size for each executive officer is then determined by dividing the product of the position's salary mid-point and participation rate by the current market price of Common Stock, subject to being increased or decreased by the Committee based upon its evaluation of the officer's individual performance.

         Chief Executive Officer Long Term Compensation - Mr. Vitito received an option grant from the Committee in the amount of 62,000 shares during 1998 in accordance with the formula described above.

         Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Corporation's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

         The Committee does not believe that other components of the Corporation's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

HUGO E. BRAUN JR.                                         VICTOR E. GEORGE

LAWRENCE O. ERICKSON                                      JAMES E. TRUESDELL JR.

KENDALL B. WILLIAMS

                               SHAREHOLDER RETURN

         Set forth below is a graph which summarizes the cumulative return experienced by the Corporation's shareholders over the past five years compared with the S&P 500 Index and the Keefe, Bruyette & Woods, Inc. 50 Bank Index. Such presentation assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.


                            Cumulative Total Returns
                       Five Years Ended December 31, 1998

                                     [GRAPH]

                1993    1994    1995    1996    1997    1998
------------------------------------------------------------
Citizens        $100    $115    $127    $139    $235    $235
KBW 50          $100    $95     $152    $215    $314    $340
S&P 500         $100    $101    $139    $171    $229    $294
------------------------------------------------------------

                      COMPENSATION COMMITTEE INTERLOCKS AND
                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Hugo E. Braun Jr., Lawrence O. Erickson, Victor E. George, James E. Truesdell Jr., and Kendall B. Williams served on the compensation and human resources committee of the board of directors of the Corporation throughout the last completed fiscal year. None of these individuals are or have been employees of the Corporation.

         Committee member Braun is a partner in the law firm of Braun Kendrick Finkbeiner which rendered legal services during 1998 to the Corporation's Michigan banking subsidiary, Citizens Bank. Citizens Bank plans to employ this firm for additional services in 1999.

OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

         During 1998 the banking subsidiaries of the Corporation had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features.

         During 1998, the firm of Winegarden, Shedd, Haley, Lindholm & Robertson, of which director William C. Shedd is a partner, rendered legal services to Citizens Bank. During the year, Citizens Bank paid that firm $165,129.90 in legal fees. Citizens Bank expects to employ this firm for additional services in 1999.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Corporation's directors, executive officers, and any persons holding more than 10% of the Common Stock (collectively, the "Reporting Persons") are required to report their ownership of the Common Stock and any changes in that ownership to the Commission and to the Nasdaq Stock Market ("Nasdaq"). Specific due dates for these reports have been established and pursuant to applicable rules, the Corporation is required to report in its proxy statement any failure to file by these due dates. Based on corporate records and certifications received from the Reporting Persons, all required reports of Reporting Persons have been timely filed with the Commission and the Nasdaq. In making these statements, the Corporation has relied on the written representations of its directors, executive officers, and its principal shareholder, and on copies of the reports that such persons have filed with the Commission.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         In 1998, Ernst & Young LLP, performed audit and audit related services for the Corporation and its subsidiaries which included examination of the consolidated financial statements of the Corporation, and consultation with the Corporation and its subsidiaries on accounting and reporting matters. Upon recommendation of the audit committee, the board of directors has again selected Ernst & Young LLP, as independent auditors. Representatives of Ernst & Young LLP, will attend the annual meeting, will have an opportunity to make a statement, and will be available to answer questions that may be asked by shareholders.


                              SHAREHOLDER PROPOSALS

         Any proposal by a shareholder of the Corporation to be considered for inclusion in the proxy statement for the 2000 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November 15, 1999.


                                 ANNUAL REPORTS

         Appendix A to this proxy statement contains the information required to be included in an annual report pursuant to the rules of the Commission, including audited financial statements, management's discussion and analysis of financial condition, and results of operations and five year selected financial data. Upon request, the Corporation will provide without charge a copy of its annual report on Form 10-K.


                                  OTHER MATTERS

         The board of directors is not aware of any other matters which may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.


                                                  CITIZENS BANKING CORPORATION


                                                  Thomas W. Gallagher
                                                  Thomas W. Gallagher
                                                  Senior Vice President, General
                                                  Counsel and Secretary


Flint, Michigan
March 15, 1999

                          CITIZENS BANKING CORPORATION



                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                       and

                        CONSOLIDATED FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

I.       Financial Review including
           Management's Discussion and Analysis.........................................      1

              Selected Financial Data...................................................      1
              Performance Summary.......................................................      2
              Net Interest Income.......................................................      4
              Provision and Allowance for Loan Losses...................................      5
              Noninterest Income and Expense............................................      6
              Balance Sheet Review......................................................      8
              Liquidity and Debt Capacity, Interest Rate Risk
                and Impact of Inflation.................................................     14
              Year Ended December 31, 1997
                Compared with 1996......................................................     19

II.      Consolidated Financial Statements..............................................     20

              Consolidated Balance Sheets...............................................     20
              Consolidated Statements of Income.........................................     21
              Consolidated Statements of Changes
                in Shareholders' Equity.................................................     22
              Consolidated Statements of Cash Flow......................................     23

III.     Notes to Consolidated Financial Statements.....................................     24

IV.      Report of Independent Auditors.................................................     39

V.       Report of Management...........................................................     40


===================================================================================================================================
TABLE 1. SELECTED FINANCIAL DATA(4)

(in thousands, except per share data)                   1998             1997            1996             1995 (1)           1994
===================================================================================================================================
FOR THE YEAR
   Net interest income                            $   197,846      $   191,848       $   178,645      $   167,926      $   148,006
   Provision for loan losses                           14,090           15,332            12,126            7,112            5,837
   Investment securities gains (losses)                   145             (787)              611              281            1,099
   Noninterest income                                  56,107           47,481            47,393           42,405           39,786
   Noninterest expense before special charge          158,291          153,427           155,056          150,332          133,767
   Special charge, net of tax                             ---           17,263               ---              ---              ---
   Income taxes                                        24,932           21,012            17,042           14,957           13,279
   Net income before special charge                    56,785           48,771            42,425           38,211           36,008
   Net income                                          56,785           31,508            42,425           38,211           36,008
   Cash dividends                                      22,991           19,286            17,890           16,131           14,918

PER COMMON SHARE DATA (3)
   Net income:
       Basic                                      $      2.02      $      1.13       $      1.52      $      1.39      $      1.31
       Diluted                                           1.98             1.11              1.50             1.36             1.29
       Diluted before special charge                     1.98             1.72              1.50             1.36             1.29
   Cash dividends                                        0.82             0.74              0.67             0.60             0.55
   Book value, end of year                              15.70            14.61             14.12            13.50            12.12
   Market value, end of year                            33.75            34.50             21.00            19.83            18.50

AT YEAR END
   Assets                                         $ 4,501,409      $ 4,439,271       $ 4,305,973      $ 4,175,544      $ 3,424,087
   Loans                                            3,584,511        3,541,619         3,229,809        2,867,427        2,209,340
   Deposits                                         3,764,356        3,694,346         3,598,751        3,478,268        2,872,967
   Long-term debt                                     130,937          108,165            86,826          110,022           11,775
   Shareholders' equity                               441,082          409,842           392,021          374,644          332,739

AVERAGE FOR THE YEAR
   Assets                                         $ 4,450,293      $ 4,371,509       $ 4,212,380      $ 3,969,702      $ 3,383,403
   Earning assets                                   4,154,693        4,076,185         3,884,446        3,634,095        3,105,736
   Loans                                            3,506,812        3,380,652         3,062,021        2,706,855        2,142,105
   Deposits                                         3,695,310        3,647,302         3,515,498        3,297,528        2,840,894
   Interest-bearing deposits                        3,097,211        3,081,736         2,950,398        2,750,265        2,359,558
   Repurchase agreements and
       other short-term borrowings                    130,406          178,267           170,916          152,997          145,592
   Long-term debt                                     138,793           90,822            86,788          108,209           16,070
   Shareholders' equity                               425,301          400,715           381,377          354,224          331,674

FINANCIAL RATIOS
   Return on average:(2)
       Shareholders' equity                             13.85%            7.86%            11.12%           10.79%           10.86%
       Earning assets                                    1.37             0.77              1.09             1.05             1.16
       Assets                                            1.28             0.72              1.01             0.96             1.06
   Average shareholders' equity/ave. assets              9.56             9.17              9.05             8.91             9.80
   Dividend payout ratio                                40.49            61.21             42.17            42.22            41.43
   Net interest margin (FTE)                             4.91             4.86              4.77             4.80             4.99
   Tier I leverage                                       8.68             7.98              7.52             7.13             9.49
   Risk-based capital:
       Tier I capital                                   10.52             9.78              9.83             9.76            13.74
       Total capital                                    11.77            11.03             11.08            11.01            14.98
===================================================================================================================================

(1) The year 1995 reflects the acquisition of the Michigan affiliates of Banc One Corporation accounted for as a purchase, and includes the related results of operations and financial results subsequent to the February 28, 1995 acquisition date.

(2) Returns on average shareholders' equity, earning assets and assets before the 1997 special charge associated with the CB Financial Corporation merger and information technology operations reorganization were 12.17%, 1.20% and 1.12%, respectively.

(3) Per share information is computed, and where necessary, restated to comply with Statement of Financial Accounting Standard No. 128 "Earnings per share" and reflects a three for two stock split effected in the form of a dividend paid to shareholders on November 18, 1997.

(4) All information presented has been restated to reflect the July 1, 1997 merger with CB Financial Corporation, accounted for as a pooling of interests.

       PERFORMANCE SUMMARY

       The following discussion provides a more comprehensive review of the Corporation's operating results and financial condition than could be obtained from reading the Consolidated Financial Statements alone. For the year ended December 31, 1998, Citizens Banking Corporation earned $56,785,000 or $1.98 per share compared with $31,508,000 or $1.11 per share in 1997. The results for 1997 include a special charge of $23,734,000 ($17,263,000 after tax) related to Citizens' July 1, 1997 merger with CB Financial Corporation and the reorganization of Citizens' information technology operations. Excluding the special charge, net income for 1997 was $48,771,000 or $1.72 per share. Net income was up $8,014,000 or $0.26 per share over the prior year (before the special charge) a 16.4% increase. The corresponding returns on average assets and equity were 1.28% and 13.35%, respectively, as compared with 0.72% and 7.86% in 1997 (1.12% and 12.17% before the special charge).
       The earnings improvement reflects increased noninterest income and higher net interest income from growth in earning assets and lower interest expense. Average shareholders' equity was $425.3 million or 9.56% of total average assets for 1998, compared with $400.7 million or 9.17% for 1997. The Corporation's risk-based capital levels exceeded all regulatory requirements.
       On July 1, 1997, the Corporation merged with CB Financial Corporation headquartered in Jackson, Michigan. As part of the merger, Citizens issued 6,256,355 shares of its common stock in a tax free exchange for all of the outstanding shares of CB Financial Corporation. The merger was accounted for as a pooling of interests resulting in the restatement of all financial information presented.
       All common stock per share amounts have been adjusted to reflect a three-for-two stock split effected in the form of a dividend paid to shareholders on November 18, 1997.
       An analysis of changes in major income statement components in 1998 from 1997 is presented below. Overall, excluding the special charge in 1997, the increase in net income reflects improvement in noninterest income from higher trust fees, mortgage income and other sources and increased net interest income. Higher levels of earning assets, particularly commercial loans, and a lower cost of interest bearing liabilities resulted in higher net interest income. Additional data on the Corporation's performance during the past five years appears in Table 1.


----------------------------------------------------------------------------------------------
                                             Year Ended December 31,        Changes in 1998
                                             -----------------------    ----------------------
(in thousands)                                  1998         1997         Amount       Percent
----------------------------------------------------------------------------------------------
Interest income                               $339,880     $335,863     $  4,017          1.2%
Interest expense                               142,034      144,015       (1,981)        (1.4)
Net interest income                            197,846      191,848        5,998          3.1
Provision for loan losses                       14,090       15,332       (1,242)        (8.1)
Noninterest income                              56,252       46,694        9,558         20.5
Noninterest expense before special charge      158,291      153,427        4,864          3.2
Special charge, net of tax                          --       17,263      (17,263)      (100.0)
Income taxes                                    24,932       21,012        3,920         18.7
Net income                                      56,785       31,508       25,277         80.2
Net income before special charge(1)             56,785       48,771        8,014         16.4
==============================================================================================

(1) Operating income before 1997 special charge associated with CB Financial Corporation merger and information technology reorganization.

       The following table presents "cash earnings" for the Corporation's most recent two years. "Cash earnings" add back the amortization of intangible assets arising from mergers that were accounted for as a purchase and assumes that all intangibles were charged off against retained earnings at the original date of acquisition. All financial information presented reflects favorable earnings improvement when adjusted for the intangibles.



------------------------------------------------------------------------
CASH EARNINGS SUMMARY (1)
(in thousands except per
share amounts)                        1998            1997     % Change
------------------------------------------------------------------------
Cash income before
  special charge               $      60,885      $   53,290     14.3%
Diluted earnings per share              2.12            1.88     12.8
Book value per share                   13.76           12.47     10.3
Return on average assets                1.39%           1.24%    12.1
Return on average equity               16.54           16.03      3.2
========================================================================

(1) Excludes 1997 special charge of $17,263 associated with CB Financial Corporation merger and information technology reorganization.

===============================================================================
TABLE 2. AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES


                                                                         1998                                  1997
                                                       -----------------------------------        ------------------------------
YEAR ENDED DECEMBER 31                                 AVERAGE                     AVERAGE        AVERAGE                AVERAGE
(IN MILLIONS)                                          BALANCE      INTEREST(1)    RATE(2)        BALANCE  INTEREST(1)   RATE(2)
--------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Money market investments:
     Federal funds sold                              $     39.2     $      2.1       5.45 %    $   14.5    $     0.8     5.57 %
     Term federal funds sold and other                      9.7            0.5       5.38           5.4          0.3     4.90
Investment securities(3):
     Taxable                                              448.7           28.5       6.35         510.9         31.8     6.23
     Nontaxable                                           144.0            7.6       8.13         163.5          8.7     8.26
Loans(4):
     Commercial                                         1,477.1          123.7       8.51       1,312.1        114.4     8.82
     Real estate mortgage                                 793.3           64.4       8.12         778.0         62.8     8.07
     Consumer                                           1,236.4          113.0       9.14       1,290.5        117.1     9.08
                                                     ----------     ----------                 --------    ---------
     Total earning assets(3)                            4,148.4          339.8       8.34       4,074.9        335.9     8.39

NONEARNING ASSETS
Cash and due from banks                                   159.8                                   145.9
Premises and equipment                                     72.7                                    72.8
Other assets                                              116.2                                   122.5
Allowance for loan losses                                 (46.8)                                  (44.6)
                                                     ----------                                --------
     Total assets                                    $  4,450.3                                $4,371.5
                                                     ==========                                ========
INTEREST-BEARING LIABILITIES
Deposits:
Interest-bearing demand                              $    389.0            6.0       1.54      $  381.7          6.1     1.61
     Savings                                            1,029.1           27.7       2.69       1,047.5         29.6     2.83
     Time                                               1,679.1           94.3       5.62       1,652.5         93.5     5.66
Short-term borrowings                                     130.4            6.0       4.60         178.3          8.7     4.87
Long-term debt                                            138.8            8.0       5.81          90.8          6.1     6.67
                                                     ----------          -----                 --------        -----
     Total interest-bearing liabilities                 3,366.4          142.0       4.22       3,350.8        144.0     4.30

NONINTEREST-BEARING LIABILITIES
AND  SHAREHOLDERS' EQUITY
Demand deposits                                           598.1                                   565.6
Other liabilities                                          60.5                                    54.4
Shareholders' equity                                      425.3                                   400.7
                                                     ----------                                --------
     Total liabilities and shareholders' equity      $  4,450.3                                $4,371.5
                                                     ==========                                ========
NET INTEREST INCOME                                                 $    197.8                             $   191.9
                                                                    ==========                             =========
NET INTEREST INCOME AS A
PERCENT OF EARNING ASSETS                                                            4.91 %                              4.86 %
================================================================================================================================




                                                                      1996
                                                     --------------------------------------
YEAR ENDED DECEMBER 31                                  AVERAGE                     AVERAGE
(IN MILLIONS)                                           BALANCE     INTEREST(1)     RATE(2)
-------------------------------------------------------------------------------------------
EARNING ASSETS
Money market investments:
     Federal funds sold                              $     44.9     $      2.4       5.37 %
     Term federal funds sold and other                     26.7            1.4       5.07
Investment securities(3):
     Taxable                                              568.0           33.7       5.94
     Nontaxable                                           183.1            9.7       8.20
Loans(4):
     Commercial                                         1,236.3          106.5       8.73
     Real estate mortgage                                 677.6           56.2       8.29
     Consumer                                           1,148.1          102.4       8.92
                                                     ----------     ----------
     Total earning assets(3)                            3,884.7          312.3       8.21

NONEARNING ASSETS
Cash and due from banks                                   164.4
Premises and equipment                                     77.1
Other assets                                              125.7
Allowance for loan losses                                 (39.5)
                                                     ----------
     Total assets                                    $  4,212.4
                                                     ==========
INTEREST-BEARING LIABILITIES
Deposits:
Interest-bearing demand                              $    396.6            7.1       1.79
     Savings                                            1,077.3           29.3       2.72
     Time                                               1,476.5           82.8       5.61
Short-term borrowings                                     170.9            8.0       4.66
Long-term debt                                             86.8            6.5       7.54
                                                     ----------     ----------
     Total interest-bearing liabilities                 3,208.1          133.7       4.17

NONINTEREST-BEARING LIABILITIES
AND  SHAREHOLDERS' EQUITY
Demand deposits                                           565.1
Other liabilities                                          57.8
Shareholders' equity                                      381.4
                                                     ----------
     Total liabilities and shareholders' equity      $  4,212.4
                                                     ==========
NET INTEREST INCOME                                                 $    178.6
                                                                    ==========
NET INTEREST INCOME AS A
PERCENT OF EARNING ASSETS                                                            4.77 %
============================================================================================


(1) Interest income is shown on an unadjusted basis and therefore does not include taxable equivalent adjustments.

(2) Average rates include taxable equivalent adjustments to interest income of $6,005,000, $6,132,000 and $6,665,000 for the years ended December 31, 1998,
    1997, and 1996, respectively, based on a 35% tax rate.

(3) For)presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4) Nonaccrual loans are included in average balances.

       LINES OF BUSINESS REPORTING

       Citizen's Bank operates along three major lines: commercial banking, retail banking and financial services. For more information about each line of business see Note 17. A summary of the net income by each business line for the last three years is presented below.


-------------------------------------------------------------
                                      Net Income
                          -----------------------------------
(in thousands)              1998         1997           1996
-------------------------------------------------------------
Commercial Banking      $ 21,684      $ 17,819       $ 16,912
Retail Banking            29,819        28,548         22,800
Financial Services         3,161         1,366          1,563
Other                      2,121       (16,225)         1,150
                        --------      --------       --------
Total                   $ 56,785      $ 31,508       $ 42,425
                        ========      ========       ========
=============================================================


       The increase in commercial banking net income in 1998 is due to growth in overall commercial account relationships, including increased demand deposits, strong loan growth and expanded cash management services. Retail banking net income grew in 1998 as a result of higher mortgage banking and related title insurance revenues and improved pricing strategies on deposit products. Financial services income improved in 1998 due to growth in trust and investment advisory services from enhanced pricing strategies and greater sales volumes, increased brokerage activity and the introduction of new products and services. Excluding the 1997 special charge, the other category is consistent over all years.

       NET INTEREST INCOME

       The largest segment of the Corporation's operating income is net interest income, which is the sum of interest and certain fees derived from earning assets minus interest paid on deposits and other funding sources. Net interest income is impacted by changes in the volume and mix of earning assets and funding sources, market rates of interest, demand for loans and the availability of deposits. Other factors, such as Federal Reserve Board monetary policy and changes in tax laws, may also have an impact on changes in net interest income from one period to another.
       Average balances and rates on major categories of interest-earning assets and interest-bearing liabilities during the past three years appear in Table 2. Total average earning assets were 1.8% higher during 1998 compared with 1997. The composition of average earning assets changed in 1998 as total average loans increased $126.2 million to 84.5% of average earning assets from 83.0% in 1997. Average investment securities including money market investments represented 15.5% of average earning assets in 1998 compared with 17.0% in 1997. Total average interest-bearing liabilities increased 0.5% in 1998 compared to 1997, while average noninterest-bearing deposits grew by 5.7%.


TABLE 3. ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE


----------------------------------------------------------------------------------------------------
                                       1998 COMPARED TO 1997               1997 Compared to 1996
                                    -----------------------------     ------------------------------
                                               INCREASE (DECREASE)               Increase (Decrease)
                                                DUE TO CHANGE IN          Net     Due to   Change in
Year Ended December 31               NET       -------------------               -------------------
(in millions)                      CHANGE(1)   RATE(2)     VOLUME      Change(1)  Rate(2)    Volume
----------------------------------------------------------------------------------------------------
Interest Income:
  Money market investments:
  Federal funds sold                $  1.3     $   --     $   1.3     $  (1.6)    $  0.1     $  (1.7)
  Term federal funds sold              0.2         --         0.2        (1.1)       0.0        (1.1)
  Investment securities:
  Taxable                             (3.3)       0.4        (3.7)       (1.9)       1.0        (2.9)
  Tax-exempt                          (1.1)      (0.2)       (0.9)       (1.0)       0.0        (1.0)
  Loans                                6.8       (4.5)       11.3        29.2        0.1        29.1
                                    ------     ------     -------     -------     ------     -------
  Total                                3.9       (4.3)        8.2        23.6        1.2        22.4
                                    ------     ------     -------     -------     ------     -------
Interest Expense:
  Deposits:
  Demand                              (0.1)      (0.1)         --        (1.0)      (0.5)       (0.5)
  Savings                             (1.9)      (2.8)        0.9         0.3        0.1         0.2
  Time                                 0.8       (0.7)        1.5        10.7        0.3        10.4
  Short-term borrowings               (2.7)      (0.8)       (1.9)        0.7        0.1         0.6
  Long-term debt                       1.9       (0.6)        2.5        (0.4)      (0.3)       (0.1)
                                    ------     ------     -------     -------     ------     -------
  Total                               (2.0)      (5.0)        3.0        10.3       (0.3)       10.6
                                    ------     ------     -------     -------     ------     -------
Net Interest Income                 $  5.9     $  0.7     $   5.2     $  13.3     $  1.5     $  11.8
                                    ======     ======     =======     =======     ======     =======
====================================================================================================

(1) Changes are based on actual interest income and do not reflect taxable equivalent adjustments.

(2) Rate/Volume variances are allocated to changes due to volume.

       The average yield on earning assets decreased to 8.34% in 1998 from 8.39% in 1997. The decrease resulted from lower yields principally on commercial loans and to a lesser extent tax exempt investment securities. Yields on taxable investment securities, real estate mortgages and consumer loans were higher in 1998, as compared to 1997. Higher interest income due to loan growth was partially offset by reduced investment securities income as the Corporation continued to partially fund loan growth with investment assets.
       The cost of interest-bearing liabilities decreased eight basis points to 4.22% in 1998 from 4.30% in 1997. This decrease was attributable to lower rates on all interest-bearing liabilities categories. Lower yields on interest-bearing liabilities in 1998 more than offset decreased rates on earning assets resulting in an improved interest spread on earning assets (the difference between the average yield on earning assets and the average rate on interest-bearing liabilities). The net interest margin increased five basis points to 4.91% in 1998 from 4.86% in 1997.
       The effect on net interest income of changes in average balances ("volume") and yields and rates ("rate") are quantified in Table 3. As shown, net interest income improved $5.9 million in 1998 with $5.2 million of this due to volume-related increases primarily attributable to loan growth partially offset by volume-related decreases in investment securities. In addition, the lower cost of interest-bearing deposits and both short-term and long-term borrowings, partially offset by lower yields on commercial loans, resulted in a favorable net rate-related variance of $700,000 in 1998 over 1997.
       Management continually monitors the Corporation's balance sheet to insulate net interest income from significant swings caused by interest rate volatility. If market rates change in 1999, corresponding changes in funding costs would be considered to avoid any potential negative impact on net interest income. The Corporation's policies in this regard are further discussed in the section titled "Interest Rate Risk".

        PROVISION AND ALLOWANCE FOR LOAN LOSSES

       The allowance for loan losses increased slightly in 1998 to $46.4 million, or 1.30% of total loans from $45.9 million in 1997. The provision for loan losses decreased 8.1% to $14.1 million in 1998. Net loan charge-offs were
 .39% of average loans in 1998 up from .34% in 1997. Gross charge-offs increased $1.8 million or 11.5% in 1998 primarily as a result of higher consumer loan losses. A summary of the Corporation's loan loss experience from 1994 through 1998 appears in Table 4.


-------------------------------------------------------------------------------------------------------------
TABLE 4. SUMMARY OF LOAN LOSS EXPERIENCE

Year Ended December 31 (in thousands)        1998          1997           1996          1995         1994
-------------------------------------------------------------------------------------------------------------
Allowance for loan losses - January 1     $   45,911    $   42,166    $   38,705    $   28,579    $   26,164
Allowance of acquired banks                       --            --            --         7,235           289
Provision for loan losses                     14,090        15,332        12,126         7,112         5,837
CHARGE-OFFS:
    Commercial                                 3,207         2,772         4,460         3,705         3,351
    Real estate                                  266           541            42            69            82
    Consumer                                  13,906        12,272         8,393         4,949         3,434
                                          ----------    ----------    ----------    ----------    ----------
     Total charge-offs                        17,379        15,585        12,895         8,723         6,867
                                          ----------    ----------    ----------    ----------    ----------
RECOVERIES:
    Commercial                                 1,212         1,267         1,229         1,664         1,501
    Real estate                                   14             2            16            22             4
    Consumer                                   2,601         2,729         2,985         2,816         1,651
                                          ----------    ----------    ----------    ----------    ----------
     Total recoveries                          3,827         3,998         4,230         4,502         3,156
                                          ----------    ----------    ----------    ----------    ----------
Net charge-offs                               13,552        11,587         8,665         4,221         3,711
                                          ----------    ----------    ----------    ----------    ----------
Allowance for loan losses - December 31   $   46,449    $   45,911    $   42,166    $   38,705    $   28,579
                                          ==========    ==========    ==========    ==========    ==========
Loans outstanding at year-end             $3,584,511    $3,541,619    $3,229,809    $2,867,427    $2,209,340
Average loans outstanding                  3,506,812     3,380,652     3,062,021     2,706,855     2,142,105
Ratio of allowance for loan losses
 to loans outstanding at year-end               1.30%         1.30%         1.31%         1.35%         1.29%
Ratio of net loans charged off as a
 percentage of average loans outstanding        0.39          0.34          0.28          0.16          0.17
=============================================================================================================

       The allowance for loan losses is divided into two components, allocated and unallocated. The allowance is based upon an assessment of the losses inherent in the loan portfolio. Consumer loans are charged-off based on delinquency status within industry guidelines and commercial loans are evaluated individually.
       The allocated component of the allowance is based on expected losses from analysis of specific loans and historical loss experience for each category of loans. The analysis of individual loans is based on a regular review of all loans and commitments over a fixed dollar amount. The historical loan losses are determined by loss experience over the past three years and a reserve formula allocation method which uses factors such as loan quality ratings, independent assessment and charge-off history. This analysis is performed throughout the year and is updated based on actual experience and loan reviews.
       The unallocated portion of the allowance is determined based on the Corporation's assessment of general economic conditions, the economic conditions in the markets in which the Corporation operates, the level and composition of nonperforming loans and other factors. This analysis involves a higher degree of uncertainty and considers factors which may not yet be reflected in historical loss factors used to determine the allocated portion of the allowance. An allocation of the ending allowance for loan losses by major loan type is presented in Table 5.
       Management believes the allowance for loan losses is adequate to meet presently known credit risks in the loan portfolio. The Corporation's loan portfolio has no significant concentrations in any one industry nor any exposure in foreign loans. The Corporation has generally not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in the Corporation's local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as well as expected. Nonperforming loans are further discussed in the section titled "Nonperforming Assets".


------------------------------------------------------------------------------------------------------------------------------------
TABLE 5. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES(1)
                                1998                 1997                 1996                 1995                 1994
                           --------------------  -------------------  -------------------  -------------------  --------------------
                                       LOAN                 Loan                 Loan                 Loan                 Loan
December 31 (in millions)   AMOUNT   PERCENT (2) Amount   Percent (2) Amount   Percent (2) Amount   Percent (2) Amount   Percent (2)
------------------------------------------------------------------------------------------------------------------------------------

Commercial                     $13.4     44.5 %     $11.1     38.3 %     $12.5     38.3 %     $12.9     39.9 %     $12.5     45.6 %
Real estate construction         0.1      2.5         0.1      2.0         0.1      2.2         0.1      1.8         0.1      1.3
Real estate mortgage             1.9     20.7         2.0     22.0         1.5     22.7         1.2     20.2         1.0     21.9
Consumer                        18.8     32.3        16.0     37.7        15.6     36.8        14.0     38.1         7.5     31.2
                               -----    -----       -----    -----       -----    -----       -----    -----        ----    -----
          Total allocated       34.2    100.0 %      29.2    100.0 %      29.7    100.0 %      28.2    100.0 %      21.1    100.0 %
                                        =====                =====                =====                =====                =====
Unallocated                     12.2                 16.7                 12.5                 10.5                  7.5
                               -----                -----                -----                -----                -----
          Total                $46.4                $45.9                $42.2                $38.7                $28.6
                               =====                =====                =====                =====                =====
===================================================================================================================================



(1) The allocation of the allowance for loan losses in the above table is based upon ranges of estimates and are not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. The Corporation and its subsidiaries do not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified.

(2) Percentage reflects the ratio of outstanding loans by category to total outstanding loans at the end of the respective year.

       NONINTEREST INCOME

       Noninterest income accounted for 22.1% of total operating revenue or 1.3% of average assets in 1998, compared with 19.6% and 1.1%, respectively, in 1997. Noninterest income increased 20.5%, or $9.6 million in 1998 as compared to the prior year. This increase resulted from enhanced trust fees, brokerage and investment fees, mortgage and other loan income, cash management fees and other noninterest income. An analysis of the components of noninterest income is presented in the table below.
       Trust fees for personal and employee benefit trust services increased 20.6% in 1998 from 1997. The increase is the result of improved pricing strategies and higher levels of managed assets. Brokerage and investment fees increased 35.0% in 1998 over 1997, due to higher sales volume.
       Mortgage and other loan income grew by 134.7% in 1998 as compared to 1997. The increase reflects higher servicing release premiums from the sale of residential mortgages into the secondary market and gains from the sale of the student loans. Mortgage originations have grown 102% in 1998 due to a focused sales effort and a favorable interest rate environment. The 31.9% increase in cash management services fees is primarily volume related as clients have responded to enhanced investment options which include various money market mutual funds from which the Corporation receives a management fee.
       The Corporation realized net gains of $145,000 on sales of investment securities during 1998 as compared to net losses of $787,000 during 1997. As presented in Note 4 to the Consolidated Financial Statements, gross realized gains on sales of investment securities amounted to $151,000 in

1998 while gross realized losses amounted to $6,000. The comparable amounts in 1997 were $98,000 and $885,000, respectively. Proceeds from sales of investment securities during 1998 totaled $11.6 million or 1.9% of total average security holdings compared with $171.2 million or 25.3% in 1997. The Corporation sold certain securities to fund loan growth and reposition the investment portfolio based on the current rate environment.


-------------------------------------------------------------
NONINTEREST INCOME
                        Year Ended
                        December 31,       Changes in 1998
                   ---------------------  -------------------

(in thousands)           1998      1997      Amount   Percent
-------------------------------------------------------------
Trust fees             $18,722  $ 15,527   $ 3,195      20.6%

Service charges

   on deposit accounts  12,449    12,342       107       0.9

Bankcard fees            7,780     7,092       688       9.7

Brokerage and

   investment fees       2,405     1,782       623      35.0

Mortgage and

   other loan income     4,098     1,746     2,352     134.7

ATM network

   user fees             2,909     2,956       (47)     (1.6)

Cash management
   services              2,405     1,823       582      31.9

Title insurance fees     1,137        18     1,119      (1)

Investment securities

   gains (losses)          145      (787)      932     118.4

Other                    4,202     4,195         7       0.2
                       -------  --------   -------

     Total             $56,252  $ 46,694   $ 9,558      20.5
                       =======  ========   =======

=============================================================

(1) Not meaningful.

       NONINTEREST EXPENSE

       Operating expenses increased 3.2% in 1998 as compared with 1997 (excluding the special charge discussed below). The increase in operating expenses is primarily attributable to increased data processing service costs as a result of the 1997 information technology operations reorganization.
       The increase in data processing service costs was partially offset by declines in occupancy, supplies and a minimal 1.3% increase in compensation expense. Compensation expense has increased only marginally, as normal merit and promotional salary increases have been offset by a reduction in salary expense due to the information technology operations reorganization. Telephone expense was up in 1998 due to higher data communication costs resulting from the information technology operations reorganization. Intangible asset amortization expense declined due to the prior year write-down of goodwill and core deposit intangibles.
       In 1997, the Corporation incurred a special charge of $23.7 million related to its July 1, 1997, merger with CB Financial Corporation and the reorganization of Citizens' information technology operations. The special charge includes $16.1 million of merger related expenses comprised of $8.5 million of direct merger and restructuring-related charges and a $7.6 million write-down of goodwill and core deposit intangibles. This write-down reflects the impairment of assets related to previous acquisitions of CB Financial Corporation. The merger related expenses reflect the cost of integrating and consolidating branch network and administrative facilities, severance arrangements, professional services and other expenses directly related to the merger.
       Also in 1997, the Corporation entered into a strategic arrangement with M & I Data Services of Milwaukee, Wisconsin, as part of its efforts to upgrade its information technology operations. This arrangement provides the Corporation with the professional expertise and technological resources necessary to improve its competitive position in a rapidly changing technological environment. The Corporation believes it will enhance its position to quickly respond to the demands of its markets and support future strategic initiatives. The strategic arrangement also addressed many Year 2000 information systems-related issues. The third quarter special charge includes expenses of $7.6 million related to this arrangement, comprised of up-front conversion and reorganization costs. See
Note 3 for further discussion on the special charge.


-----------------------------------------------------------------
NONINTEREST EXPENSE
                          Year Ended

                         December 31,         Changes in 1998
                    ---------------------------------------------

(in thousands)         1998       1997        Amount    Percent
-----------------------------------------------------------------
Salaries and

   employee benefits   $81,189    $ 80,119     $ 1,070       1.3%

Equipment               12,329      12,327           2       0.0

Occupancy               11,134      11,446        (312)     (2.7)

Data processing

   services              6,018       1,130       4,888     432.6

Intangible asset

   amortization          5,545       6,098        (553)     (9.1)

Bankcard fees            5,894       5,152         742      14.4

Telephone                4,161       3,440         721      21.0

Postage

   and delivery          4,145       4,387        (242)     (5.5)

Stationery

   and supplies          3,761       4,042        (281)     (7.0)

Advertising and

   public relations      3,543       3,953        (410)    (10.4)

Consulting and other

   professional fees     2,805       2,733          72       2.6

Legal, audit and

   examination fees      1,955       2,318        (363)    (15.7)

Special charge             ---      23,734     (23,734)   (100.0)

Other                   15,812      16,282        (470)     (2.9)
                       -------     -------       -----

       Total          $158,291    $177,161    $(18,870)    (10.7)
                      ========    ========    ========

=================================================================


       FEDERAL INCOME TAXES

       Income tax expense was $24.9 million in 1998, an increase of 18.7% over the 1997 total of $21.0 million (excluding the tax effect of the special charge). The increase was due to higher pre-tax earnings and lower tax-exempt interest income in 1998 as compared with 1997.

       BALANCE SHEET

       Proper management of the volume and composition of the Corporation's earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. The Corporation's investment securities portfolio is structured to provide a source of liquidity through maturities and generate an income stream with relatively low levels of principal risk. The Corporation does not engage in active securities trading. Loans comprise the largest component of earning assets and are the Corporation's highest yielding assets. Client deposits are the primary source of funding for earning assets while short-term debt and other managed sources of funds are utilized as market conditions and liquidity needs change.
       The Corporation's total assets averaged $4.45 billion for 1998, up $78 million from 1997, primarily due to loan and deposit growth. The ratio of average earning assets to total average assets improved to 93.4% during 1998 compared to 93.2% for 1997. Average loans comprised 78.8% of total assets during 1998, up from 77.3% in 1997. The ratio of average noninterest-bearing deposits to total deposits increased to 16.2% in 1998 from 15.5% in 1997. Interest-bearing deposits comprised 92.0% of total average interest-bearing liabilities during 1998 unchanged from 1997. Average long and short-term debt also remained unchanged at 8.0% of average interest-bearing liabilities.

INVESTMENT SECURITIES AND MONEY MARKET INVESTMENTS
Average investment securities, including money market investments, comprised 15.5% of total average earning assets in 1998, down from 17.0% in 1997. The decline resulted from the use of the proceeds of investment securities sales and maturities to fund loan growth. A summary of average investment securities balances during 1998 and 1997 follows:




----------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
                                             Average Balances(1)           Changes in 1998
                                           ----------------------      -----------------------
Year Ended December 31 (in thousands)        1998          1997          Amount       Percent
----------------------------------------------------------------------------------------------
U.S. Treasury                              $ 63,690      $158,757      $(95,067)       (59.9)%
Federal agencies:
     Mortgage-backed                        215,912       132,802        83,110         62.6
     Other                                  134,868       183,151       (48,283)       (26.4)
State and municipal:
     Taxable                                 11,178        17,213        (6,035)       (35.1)
     Tax-exempt                             148,353       166,428       (18,075)       (10.9)
Other                                        25,008        17,269         7,739         44.8
                                           --------      --------      --------
     Total                                 $599,009      $675,620      $(76,611)       (11.3)
                                           ========      ========      ========
==============================================================================================

(1) Average balances reflect the estimated fair value of investment securities.


       Average investment in U.S. Treasury securities comprised 10.6% of average total investment securities during 1998, decreasing from 23.5% in 1997. Average federal agency mortgage-backed securities, primarily collateralized mortgage obligations ("CMO's"), increased 62.6% in 1998 as proceeds from the maturities of U.S. Treasuries and other federal agency securities were used to purchase these securities. The Corporation continues to invest in U.S. Treasury and federal agency securities which offer increased creditworthiness and liquidity compared with other securities.
       Total state and municipal securities comprised 26.6% of total average investment securities during 1998 as compared with 27.2% in 1997. Purchases of these securities remain dependent on the Corporation's capacity to effectively utilize tax-exempt income and the availability of such securities at attractive yields with acceptable risk characteristics.
       Other securities, consisting of Federal Reserve stock, Federal Home Loan Bank stock, privately issued CMO's and asset backed securities, increased 44.8%. The increase resulted primarily from the purchase of additional CMO's.
       Money market investments, primarily federal funds sold and term federal funds sold, averaged $48.9 million in 1998, up from $19.9 million in 1997. The amount of funds invested in these assets is based on the present and anticipated interest rate environment, liquidity needs and other economic factors.

       The Corporation's present policies with respect to the classification of investments in debt and equity securities are discussed in Note 1 to the Consolidated Financial Statements. An analysis of investment securities at year-end for each of the last three years is presented in Table 6. As of December 31, 1998, the estimated aggregate fair value of the Corporation's investment securities portfolio was $6.2 million above amortized cost. At December 31, 1998 gross unrealized gains were $7.6 million and gross unrealized losses were $1.4 million. A summary of estimated fair values and unrealized gains and losses for the major components of the investment securities portfolio is provided in Note 4 to the Consolidated Financial Statements.


-----------------------------------------------------------------------------------------------------------------------------
TABLE 6. ANALYSIS OF INVESTMENT SECURITIES
                                                U.S. Treasury and
                                                Federal Agency(1)                   State and Municipal(1),(2)
                                     ----------------------------------------------------------------------------------------
                                          Amortized            Fair                    Amortized         Fair
(in millions)                                Cost              Value         Yield        Cost          Value        Yield
-----------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
  MATURITIES AT DECEMBER 31, 1998
    DUE WITHIN ONE YEAR                       $193.0           $193.6         6.22%       $ 14.1        $ 14.4         9.92%
    ONE TO FIVE YEARS                          190.8            191.3         6.39          50.8          52.1         8.10
    FIVE TO TEN YEARS                           44.6             44.8         6.26          38.2          39.8         8.06
    AFTER TEN YEARS                              1.0              1.0         7.11          49.7          51.2         7.88
                                              ------           ------                     ------        ------
       TOTAL                                  $429.4           $430.7         6.31        $152.8        $157.5         8.19


       AVERAGE MATURITY                                          2.04  yrs.                               5.68  yrs.

  At December 31, 1997
       Total                                  $388.7           $390.0         5.96        $162.4        $166.9         8.23
                                              ======           ======                     ======        ======
       Average maturity                                          1.92  yrs.                               5.06  yrs.

  At December 31, 1996
       Total                                  $504.6           $502.0                     $198.0        $200.9
                                              ======           ======                     ======        ======
=============================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------

                                              Other                                       Total
                                     ------------------------     -----------------------------------------------------------
                                     Amortized      Fair                  Amortized       Fair
(in millions)                             Cost      Value          Yield       Cost       Value       Yield
-----------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
  MATURITIES AT DECEMBER 31, 1998
    DUE WITHIN ONE YEAR                $ 2.2        $ 1.9           6.35%   $209.3       $209.9        6.47%
    ONE TO FIVE YEARS                    2.5          2.8           6.45     244.1        246.2        6.75
    FIVE TO TEN YEARS                    0.0          0.0           6.72      82.8         84.6        7.09
    AFTER TEN YEARS                     20.4         20.6           7.08      71.1         72.8        7.64
                                       -----        -----                   ------       ------
       TOTAL                           $25.1        $25.3           6.95    $607.3       $613.5        6.80
                                       =====        =====                   ======       ======
       AVERAGE MATURITY                              1.36  yrs.(3)                         2.88   yrs.

  At December 31, 1997
       Total                           $18.3        $18.5           7.12    $569.4       $575.4        6.72
                                       =====        =====                   ======       ======
       Average maturity                              3.37  yrs.                            2.85  yrs.

  At December 31, 1996
       Total                           $14.1        $14.2                   $716.7       $717.1        6.49
                                       =====        =====                   ======       ======
===========================================================================================================================

(1) Maturities for Federal agency, collateralized mortgage obligations and asset-backed securities are based upon projections of independent cash flow models. Maturities for state and municipal securities incorporate early call features, if applicable.

(2) Yields for state and municipal securities are calculated on a tax equivalent basis using a 35% tax rate.

(3) Average maturity information excludes Federal Reserve and Federal Home Loan Bank stocks with no stated maturity.

LOANS
The Corporation extends credit primarily within the local markets of its two bank subsidiaries located in Michigan and Illinois. In Michigan, the market areas extend along the Interstate 75 corridor from northern suburban Detroit to the Gaylord area as well as western suburban Detroit, central, northwestern and southwestern Michigan. The Illinois affiliate extends credit within the western suburban market of Chicago. The Corporation's loan portfolio is widely diversified by borrowers with no concentration within a single industry that exceeds 10% of total loans. The Corporation's respective year-end loan portfolio balances are summarized in Table 7.

       Total loans increased $42.9 million in 1998 with average loans comprising 84.5% of total average earning assets during 1998, as compared with 82.9% during 1997. Increased demand for business loans in the Corporation's local markets and improved economic conditions expanded the average commercial and commercial real estate loan portfolio 12.6% in 1998 from 1997 levels. Average consumer loan balances decreased to $1.236 billion in 1998, or 4.2% over 1997, due to higher repayments in the Corporation's home equity and vehicle loan portfolios. Average residential mortgage loan balances increased $15.3 million or 2.0% in 1998, from $778.0 million in 1997.


--------------------------------------------------------------------------------
TABLE 7. LOAN PORTFOLIO

December 31 (in millions)       1998       1997       1996       1995       1994
--------------------------------------------------------------------------------
Commercial                  $1,114.2   $  967.9   $  831.3   $  740.2   $  649.1
Real estate commercial         479.9      387.0      393.1      403.3      357.5
Real estate construction        89.6       71.0       71.1       53.3       29.2
Real estate mortgage           741.4      779.6      744.6      579.2      484.1
Consumer                     1,159.4    1,336.1    1,189.7    1,091.4      689.4
                            --------   --------   --------   --------   --------
   Total                    $3,584.5   $3,541.6   $3,229.8   $2,867.4   $2,209.3
                            ========   ========   ========   ========   ========

================================================================================

NONPERFORMING ASSETS
A five-year history of nonperforming assets is presented in Table 8. Nonperforming assets are comprised of nonaccrual loans, loans 90 days past due and still accruing, restructured loans and repossessed assets. Nonperforming assets totaled $24.3 million as of December 31, 1998, a decrease of 2.9% from the year-end 1997 balance of $25.0 million. As a percentage of total assets, nonperforming assets declined to 0.54% at December 31, 1998, from 0.56% at December 31, 1997. The decline resulted from the Corporation's continued management of loan portfolio quality and favorable economic conditions.
       In 1998 consumer loans represented 38.1% of nonperforming loans, an increase from 28.1% in 1997. The consumer portfolio is composed of automobile, personal, marine, home equity and bankcard loans of which automobile and home equity comprise 75.3% of the portfolio. The increase in nonperforming consumer loans is due primarily to higher delinquencies on automobile loans and increased personal bankruptcies.
       One to four family residential home loans comprise the majority of the real estate mortgage balances. The Corporation's commercial real estate portfolio represents 13.4% of total loans at December 31, 1998 as compared with 10.9% at year end 1997. Within this portfolio, nonperforming loans represented 12.7% of total nonperforming loans at December 31, 1998. Management believes the risk of loss on such nonperforming loans is significantly less than the total principal balance, due to the nature of the underlying collateral. These loans are generally for owner-occupied properties and do not rely on the performance of the real estate market to generate funds for repayment.
       Nonperforming commercial loans were 31.1% of total nonperforming loans at December 31, 1998, compared with 43.6% in 1997. The decrease in nonperforming commercial loans is due to favorable economic factors which have allowed certain previously nonperforming loans to return to current status or payoff.
       The Corporation maintains formal policies and procedures to control and monitor credit risk within these portfolios. Based upon present information, management believes the allowance for loan losses is adequate to meet presently known credit risks.

----------------------------------------------------------------------------------------------------------------------------
TABLE 8.  NONPERFORMING ASSETS AND PAST DUE LOANS
December 31 (in thousands)                              1998         1997         1996         1995          1994
----------------------------------------------------------------------------------------------------------------------------

NONPERFORMING LOANS(1),(2)
   Nonaccrual
     Less than 30 days past due                        $ 2,016      $ 5,128      $ 5,555      $ 4,794      $ 5,203
     From 30 to 89 days past due                         1,641        2,021        1,370          828        1,421
     90 or more days past due                           18,134       12,840       12,856       14,593       12,595
                                                       -------      -------      -------      -------      -------
         Total                                          21,791       19,989       19,781       20,215       19,219
   90 days past due and still accruing                     801        1,185        1,874          849        1,577
   Restructured(1)                                         114          446          502          502          299
                                                       -------      -------      -------      -------      -------

         Total nonperforming loans                      22,706       21,620       22,157       21,566       21,095
OTHER REPOSSESSED ASSETS ACQUIRED                        1,547        3,348        3,118        3,067        3,113
                                                       -------      -------      -------      -------      -------
         Total nonperforming assets                    $24,253      $24,968      $25,275      $24,633      $24,208
                                                       =======      =======      =======      =======      =======
Nonperforming assets as a percent of total loans
   plus other repossessed assets acquired                 0.68%        0.70%        0.78%        0.86%        1.09%
Nonperforming assets as a percent of total assets         0.54         0.56         0.59         0.59         0.71
NONPERFORMING LOANS BY TYPE
   Commercial                                          $ 7,070      $ 9,435      $13,299      $15,592      $18,137
   Real Estate Mortgage                                  6,995        6,103        4,273        2,688        1,425
   Consumer                                              8,641        6,082        4,585        3,286        1,533
                                                       -------      -------      -------      -------      -------
   Total                                               $22,706      $21,620      $22,157      $21,566      $21,095
                                                       =======      =======      =======      =======      =======
----------------------------------------------------------------------------------------------------------------------------

(1) Nonperforming loans include loans on which interest is being recognized only upon receipt (nonaccrual), those on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers (restructured), and loans 90 days past due and still accruing.

(2) Gross interest income that would have been recorded in 1998 for nonaccrual and restructured loans, as of December 31, 1998, assuming interest had been accrued throughout the year in accordance with original terms was $1.946 million. The comparable 1997 and 1996 totals were $1.861 million, and $1.702 million, respectively. Interest collected on these loans and included in income was $1.247 million in 1998, $0.965 million in 1997 and $0.913 million in 1996. Therefore, on a net basis, total income foregone due to these loans was $0.699 million in 1998, $0.896 million in 1997 and $0.789 million in 1996.

       The level and composition of nonperforming assets are affected by economic conditions in the Corporation's local markets. Nonperforming assets, charge-offs and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting the Corporation's results. In addition to nonperforming loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management's opinion, may deteriorate in quality if economic conditions change. As of December 31, 1998, such loans amounted to $14.5 million or 0.4% of total loans compared with $22.0 million or 0.6% of total loans as of December 31, 1997. These loans are primarily commercial and commercial real estate loans made in the normal course of business and do not represent a concentration in any one industry. Collectively, these loans and the nonperforming assets in Table 8 represent 1.0% of total loans as of December 31, 1998 decreasing from 1.2% as of December 31, 1997.
        The following describes the Corporation's policy and related disclosures for impaired loans. The Corporation maintains a valuation allowance for impaired loans. A loan is considered impaired when management determines it is probable that all the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Interest income on impaired nonaccrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.
       Certain of the Corporation's nonperforming loans included in Table 8 are considered to be impaired. The Corporation measures impairment on all large balance nonaccrual commercial and commercial real estate loans. Certain large balance accruing loans rated substandard or worse are also measured for impairment. Impairment losses are included in the provision for loan losses. The policy does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans, and credit card loans, and are not included in the impaired loan data in the following paragraphs.
       At December 31, 1998, loans considered to be impaired totaled $15.2 million (of which $9.3 million were on a nonaccrual basis). Included within this amount is $8.8 million of impaired loans for which the related allowance for loan losses is $1.5 million and $6.4 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1998 was approximately $17.9 million. For the year ended December 31, 1998, the Corporation recognized interest income of $0.9 million which included $0.4 million of interest income recognized using the cash basis method of income recognition.
       At December 31, 1997, loans considered to be impaired totaled $16.8 million (of which $9.9 million were on a nonaccrual basis). Included within this amount is $6.1 million of impaired loans for which the related allowance for loan losses is $0.9 million and $10.7 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $18.2 million. For the year ended December 31, 1997, the Corporation recognized interest income of $1.5 million which included $1.0 million of interest income recognized using the cash basis method of income recognition.
        The Corporation maintains policies and procedures to identify and monitor nonaccrual loans. A loan is placed on nonaccrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. Interest accrued but not collected is reversed and charged against income when the loan is placed on nonaccrual status.
       During 1998, each of the Corporation's banking subsidiaries received a normally scheduled examination by its governing regulatory agency. There was no material reclassification of assets as nonperforming resulting from these examinations.


-----------------------------------------------------------------------------------------------------------------------
TABLE 9. AVERAGE DEPOSITS

                                                        1998                     1997                      1996
                                                --------------------     ---------------------     --------------------
                                                AVERAGE      AVERAGE     Average       Average     Average      Average
Year Ended December 31 (in millions)            BALANCE        RATE      Balance        Rate       Balance       Rate
-----------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand                    $   598.1         --      $   565.6         --     $   565.1         --
Interest-bearing demand                           389.0       1.54%         381.7       1.61%        396.6       1.79%
Savings                                         1,029.1       2.69        1,047.5       2.83       1,077.3       2.72
Time                                            1,679.1       5.62        1,652.5       5.66       1,476.5       5.61
                                              ---------                 ---------                ---------
    Total                                     $ 3,695.3       3.46      $ 3,647.3       3.54     $ 3,515.5       3.39
                                              =========                 =========                =========
-----------------------------------------------------------------------------------------------------------------------

DEPOSITS
The Corporation's average deposit balances and rates for the past three years are summarized in Table 9. Total average deposits were 1.3% higher in 1998 as compared with 1997. Deposit growth was derived primarily from noninterest-bearing demand accounts which increased 5.7% from 1997 average balances. The increase is due to growth in overall commercial account relationships, including demand deposits, loans and sweep accounts. As of December 31, 1998, certificates of deposits of $100,000 or more accounted for approximately 11.9% of total deposits compared with 12.4% as of December 31, 1997. The maturities of these deposits are summarized in Table 10.

--------------------------------------------------------

TABLE 10. MATURITY OF TIME CERTIFICATES OF
DEPOSIT OF $100,000 OR MORE

                                           December 31,
(in thousands)                                1998
--------------------------------------------------------
Three months or less                       $ 228,358
After three but within six months             84,210
After six but within twelve months            63,300
After twelve months                           72,891
                                           ---------
  Total                                    $ 448,759
                                           =========
========================================================

       The Corporation gathers deposits primarily from the local markets of its banking subsidiaries and has not relied on brokered deposits for any significant funding. At December 31, 1998, the Corporation had approximately $14.9 million in brokered deposits as an alternative source of funding. These brokered deposits mature in July, 2001. The Corporation will continue to evaluate the use of alternative funding sources such as brokered deposits as funding needs change. Management continues to promote relationship driven core deposit growth and stability through focused marketing efforts and competitive pricing strategies.

BORROWED FUNDS
Total short-term borrowings, primarily federal funds purchased, securities sold under agreements to repurchase and Treasury Tax and Loan notes, averaged $130.4 million or 3.9% of total average interest-bearing liabilities during 1998 compared with $178.3 million or 5.3% during 1997. Long-term debt accounted for $138.8 million or 4.1% of average interest-bearing funds during 1998, increasing from $90.8 million in 1997.
       In 1998 and 1997, the Corporation's Michigan subsidiary originated five long-term borrowings with the Federal Home Loan Bank for a total of $117.6 million. The interest rates on the borrowings range from 4.86% to 5.77% with original maturities from one to ten years.
       The Corporation's Parent company maintains an amortizing revolving credit facility with an unused commitment at December 31, 1998 of $36 million. The outstanding balance at December 31, 1998 of $13 million currently has an interest rate of 6.76% and will reprice in March 1999. The Parent company services the debt's principal and interest payments with dividends from the subsidiary banks. The agreement also requires the Corporation to maintain certain financial covenants. The Corporation is in full compliance with all debt covenants as of December 31, 1998.
       A summary of long-term debt balances as of December 31, 1998 and 1997 appears in Note 10 to the Consolidated Financial Statements.

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Both bank subsidiaries within the Corporation have sufficient capital to maintain a "well capitalized" designation, (the FDIC's highest rating). As summarized below, the Corporation's capital ratios were in excess of regulatory requirements.

-----------------------------------------------------------------
                  Regulatory Minimum
                  ------------------
                           "Well              December 31,
                                         ------------------------
               Required Capitalized"     1998      1997     1996
-----------------------------------------------------------------
Risk based:
  Tier I capital     4.00%    6.00%      10.52%    9.78%    9.83%
  Total capital      8.00    10.00       11.77    11.03    11.08
Tier I leverage      4.00     5.00        8.68     7.98     7.52
=================================================================

       The Corporation declared cash dividends of $0.82 per share in 1998, an increase of 10.8% over 1997 dividends of $0.74 per share. Citizens Banking Corporation or its predecessor, Citizens Commercial & Savings Bank, have paid dividends every year since 1892 except for several years during the depression of the 1930's.
       In May, 1998 the Corporation initiated a new stock repurchase program. The program allows the Corporation to purchase up to 600,000 shares for treasury to satisfy shares issued upon the exercise of stock options. A total of 209,300 shares have been purchased under this program at an average price of $33.36 per share as of December 31, 1998. A total of 100,890 of these shares have been reissued for exercise of stock options. On January 15, 1999 the Corporation initiated a second stock repurchase program to provide for purchases of up to 1,400,000 shares of its common stock, or approximately 5% of the outstanding shares. The Corporation currently anticipates that such purchases will occur during 1999. A previous stock repurchase program, initiated in November 1987, was formally rescinded by Citizens' Board of Directors on January 27, 1997, in conjunction with the agreement to acquire CB Financial Corporation. Prior to the rescission, a total of 1,891,455 shares had been purchased under this program at an average price of $10.56 per share.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information". This statement requires disclosure of financial and descriptive information about a company's operating segments in annual and interim financial reports issued to shareholders. The Corporation adopted this statement for year-end 1998 reporting. These disclosure requirements had no impact on financial position or results of operations. See
Note 17 for further information on Lines of Business reporting.
       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts. This statement requires a company to recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value, cash flow, or foreign currency hedge. The accounting for changes in the fair value of a derivative (i.e., gains and losses) depends on the intended use of the derivative and the resulting designation. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. If the Corporation elects to apply hedge accounting, offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability are recognized in earnings in the same period. Changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. The Corporation is also required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Corporation plans to adopt this Statement effective January 1, 2000. This statement is not anticipated to have a material impact on the Corporation.

IMPACT OF YEAR 2000
The Year 2000 issue is the result of computer programs that utilize two digits rather than four digits to define years for computer calculations. Any computer or electronic calculation recognizing a two digit date rather than a four digit date may incur system failure or miscalculate information when using a date after December 31, 1999, resulting in potentially serious impairment to business operations.
       In September 1996, the Corporation formed a task force to identify Year 2000 related issues and develop an enterprise-wide strategy to prepare for the Year 2000, which would encompass in-house systems, service bureaus for outsourced systems, vendors, customers, and suppliers. The project began with an assessment of the information technology and non-information technology systems that required modification for the Year 2000. The Corporation inventoried hardware and software systems, surveyed all vendors for their Year 2000 status, identified resources required to resolve the problems, and developed a Year 2000 implementation plan with specific goals and target dates. Further, in the fall of 1997, formal discussions were initiated with the Corporation's significant commercial business clients to determine the extent to which the client's computer systems are vulnerable to Year 2000 failure.
       Concurrently, another task force was formed to provide a solution for the previously planned replacement of the Corporation's core application systems. The primary objectives of this second task force were (a) to select an integrated suite of applications that the Corporation could use to leverage its ability to quickly respond to the demands of its market place and provide fast track support of the Corporation's strategic initiatives, and (b) to position the Corporation with the professional expertise and technological resources to take advantage of new developments in technology and put information to work for clients and staff members alike. As a result, the Corporation formed an information technology partnership with M&I Data Services in the third quarter of 1997. The Corporation completed integrating its primary data processing systems with those of M&I Data Services in the second quarter of 1998. In the third quarter of 1998, M&I Data Services upgraded its systems to be Year 2000 compliant and is currently processing the Corporation's core applications on these compliant systems. The Corporation expects testing of these systems to be completed in the first quarter of 1999. The application systems run by M&I Data Services represent approximately 70% of the Corporation's mission critical systems.
       The Corporation believes that it has completed its assessment of the remaining computer-based systems and applications and non-information technology systems. The majority of those applications that are not Year 2000 compliant have been, or will be, upgraded or replaced by new systems. The costs of new systems have been, or will be, recorded as an asset and amortized. System assessment and conversion costs to upgrade the remaining noncompliant systems are expensed as incurred. A significant portion of the costs associated with making the remaining applications not covered by new systems Year 2000 compliant do not represent incremental costs to the Corporation, as they are covered under current maintenance agreements or involve the redeployment of existing information technology resources. Costs related to the year 2000 issue are funded through operating cash flows. The Corporation estimates that it will spend less than $3.0 million for its Year 2000 compliance efforts. Approximately $2.0 million to $2.5 million of these expenditures is for new hardware and software and has or will be capitalized. Year 2000 compliance costs expended through December 31, 1998 were approximately $390,000. These estimates do not include the cost of the Corporation's previously planned core application systems replacement which was not accelerated due to the Year 2000 problem.
       Currently, the Corporation's remediation efforts are at different phases of completion. Remediation and testing activities are underway on all of the Corporation's mission critical information technology and non-information technology systems and applications. For the Corporation's information technology exposures, to date the remediation phase is 81% complete (100% of mission critical applications and 73% of non-mission critical applications). The Corporation expects to complete software replacement or upgrades in the first quarter of 1999. Once software is replaced or upgraded for a system, the Corporation begins implementation and testing. The phases run concurrently for different systems. To date, the Corporation has implemented 97% and 72% of its mission critical and non-mission critical remediated systems, respectively, and completed 48% of its testing. Completion of the implementation and testing phases for all significant information technology systems is expected by June 30, 1999. The Corporation's exposure to non-information technology systems (i.e. systems with date sensitive embedded technology requiring Year 2000 upgrades) relates primarily to the Corporation's operating equipment and facilities (e.g., security access and alarm systems, elevators, heating and air conditioning units, etc.). Completion of the implementation and testing of non-information technology systems is expected by June 30, 1999.
       The Corporation is also addressing the readiness of critical suppliers, customers, governmental agencies and other third parties that provide services to or receive services from the Corporation. Primarily, the Corporation is surveying its suppliers and large customers to assess the extent to which the Corporation is vulnerable to those third parties' failures to resolve their own Year 2000 issues. The Corporation has received responses from the majority of its third party vendors and suppliers, confirming that the third parties' software systems are Year 2000 compliant or, if not compliant, that these third parties have an action plan in place to have them compliant by mid 1999. The testing of mission critical third party software systems is also in progress. The Corporation is on schedule to have all testing of third party software systems completed by June 30, 1999. The Corporation is continuing to seek assurances that the systems of other companies on which the Corporation's systems rely will be timely converted or modified. Failure of such entities, or one of their suppliers or customers, to become compliant in a timely manner could have an adverse effect on the Corporation's results of operations or financial condition.
       As a bank holding company, the Corporation is also exposed to the credit risk of its loan customers ("borrowers"). To the extent that major borrowers fail to adequately address Year 2000 issues, the credit worthiness of these borrowers may deteriorate and adversely impact the Corporation's subsidiary banks. As a result, the Corporation has identified material borrowers and has assessed these borrowers' Year 2000 preparedness. The Year 2000 readiness of material borrowers will be monitored periodically, to assess their Year 2000 compliance and evaluate any further risk to the Corporation.
       The Corporation is enhancing its existing business resumption plans to reflect known Year 2000 issues and is preparing general contingency plans to address unforeseen Year 2000 issues. These contingency plans involve, among other actions, manual workarounds and coordination of personnel and resources. The Corporation has determined that it must rely primarily on its software vendors to remedy, in a timely manner, any unforeseen situations of its mission critical systems. There can be no assurance that any plans will fully mitigate all difficulties. Furthermore, there may be certain mission critical third parties, such as utilities or telecommunication companies, where alternative arrangements or other sources are limited or unavailable.
       The failure to identify and correct a material Year 2000 issue could result in an interruption in, or failure of, certain normal business activities or operations and could materially and adversely affect the Corporation. The Corporation, however, has identified and assessed its areas of risk related to the Year 2000 issue and is not aware of any noncompliant system or application for which a solution is not available or which would impair the Corporation's business operations. In addition, the Corporation has not, nor does it intend to, defer any other projects that could have a material impact on its normal business activities or operations. The Corporation believes that with upgrades to existing software, new hardware and software purchases, and the conversion of the Corporation's core application systems to M&I Data Services Year 2000 compliant systems, the Year 2000 issue will not pose significant operational disruptions. Further, the additional costs to be incurred are not expected to be material to the Corporation's results of operations, liquidity, financial condition or capital resources.
       The anticipated costs and projected dates for completion of the Corporation's Year 2000 projects, were based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. Other unanticipated Year 2000 issues could arise and there can be no assurance that these estimates will be achieved and actual results could differ from those anticipated. These unanticipated issues may include, but are not limited to, the ability to identify and correct all noncompliant systems and applications, the ability of third parties to become Year 2000 compliant, the availability and cost of trained personnel, the impact of Year 2000 on our clients and other uncertainties.

       LIQUIDITY AND DEBT CAPACITY

       The liquidity position of the Corporation is monitored for both subsidiaries and the Parent company to ensure that funds are available at a reasonable cost to meet financial commitments, to finance business expansion and to take advantage of unforeseen opportunities. The Corporation's subsidiary banks derive liquidity primarily through core deposit growth and maturity of money market investments, investment securities and loans. Additionally, the Corporation's subsidiary banks have access to market borrowing sources on an unsecured, as well as a collateralized basis, for both short-term and long-term purposes including but not limited to the Federal Home Loan Bank. Management has not had to rely on borrowings from the Federal Reserve to meet liquidity requirements. Another source of liquidity is the ability of the Corporation's Parent company to borrow funds on both a short-term and long-term basis.
       Various techniques are used by the Corporation to measure liquidity, including ratio analysis. Some ratios monitored by the Corporation include: loans to deposits, liquid assets to volatile funding (interest bearing liabilities plus noninterest bearing deposits less core funding), core funding (most deposits plus a portion of repurchase agreements and long term debt less single maturity certificates of deposit) to total funding (volatile funding plus core funding). During 1998, the Corporation continued its strategy to operate at lower levels of liquidity, thereby improving the asset mix, resulting in increased net interest income. The Corporation experienced no liquidity or operational problems as a result of its liquidity levels. Management believes that the key to operating at lower levels of balance sheet liquidity is the establishment and subsequent utilization of sufficient sources of liquidity. This has been accomplished by increased sources of funds and higher capacities enabling the Corporation and its subsidiary banks to operate effectively, safely and with improved profitably. These ratios are summarized below for the last three years.



-----------------------------------------------------------
                              1998      1997      1996
-----------------------------------------------------------
Average loans to deposits      94.9 %    92.7 %    87.1 %
Liquid assets to volatile
  funding                      46.0      34.5      74.0
Core funding to total funding  88.8      88.1      89.4

-----------------------------------------------------------


       The subsidiary banks manage liquidity to meet client cash flow needs while maintaining funds available for loan and investment opportunities. As discussed in Note 18 to the Consolidated Financial Statements, the Federal Reserve Bank requires the Corporation's banking subsidiaries to maintain certain noninterest-bearing deposits with the Federal Reserve Bank. These balance requirements averaged $32.5 million and $32.6 million during 1998 and 1997, respectively, and were primarily satisfied with cash balances maintained by the Corporation's subsidiaries.
       The liquidity of the Parent company is managed to provide funds to pay dividends to shareholders, service debt, invest in subsidiaries and to satisfy other operating requirements. The Parent company's primary source of liquidity is dividends from its subsidiaries. During 1998, the Parent company received $48.6 million in dividends from subsidiaries and paid $23.0 million in dividends to its shareholders. The amount of the upstream dividends increased $27.1 million in 1998 from $21.5 million 1997. The increased dividend was attributable to higher subsidiary bank income in 1998 over 1997, primarily because of the special charge in 1997. The increase in the dividend to the parent still allowed the subsidiary banks to maintain sufficient capital to be designated well-capitalized. As discussed in Note 18 to the Consolidated Financial Statements, approximately $21.7 million was available as of January 1, 1999 for payment to the Parent company as dividends by the Corporation's banking subsidiaries without further regulatory approval. Amounts earned by subsidiaries in 1999 will also become available for such dividend payments. Additional amounts may be available for payment subject to regulatory approval.
       The Corporation's long-term debt to equity ratio was 29.7% as of December 31, 1998 compared to 26.4% in 1997. Changes in long-term debt during 1997 are discussed in the section titled "Borrowed Funds". Management believes that the Corporation has sufficient liquidity and capacity sources to meet presently known cash flow requirements arising from ongoing business transactions.

       INTEREST RATE RISK

       Interest rate risk generally arises when the maturity or repricing structure of the Corporation's assets and liabilities differ significantly. Asset/liability management, which among other things addresses such risk, is the process of developing, testing and implementing strategies that seek to maximize net interest income, maintain sufficient liquidity and minimize exposure to significant changes in interest rates. This process includes monitoring contractual and expected repricing of assets and liabilities as well as forecasting earnings under different interest rate scenarios and balance sheet structures. Generally, management seeks a structure that insulates net interest income from large swings attributable to changes in market interest rates. Table 11 depicts the Corporation's asset/liability static sensitivity ("GAP") as of December 31, 1998 and December 31, 1997.
       As shown, the Corporation's interest rate risk position at December 31, 1998 is well balanced in the less than one year time frame with rate sensitive assets exceeding rate sensitive liabilities by $10.6 million. This position suggests that the Corporation's net interest income may not be significantly impacted by changes in interest rates over the next 12 months. Management is continually reviewing its interest rate risk position and modifying its strategies based on projections to minimize the impact of future interest rate changes. While traditional GAP analysis does not always incorporate adjustments for the magnitude or timing of non-contractual repricing, Table 11 does incorporate appropriate adjustments as indicated in footnotes 2 and 3 to the table. Because of these and other inherent limitations of any GAP analysis, management utilizes simulation modeling as its primary tool to evaluate the impact of changes in interest rates and balance sheet strategies. Management uses these simulations to develop strategies that can limit interest rate risk and provide liquidity to meet client loan demand and deposit preferences.

==============================================================================================================================
Table II Interest Rate Sensitivity                                              TOTAL
                                   1         2 - 3       4 - 6     7 - 12       WITHIN        1 - 5        Over
(dollars in millions)            Month      Months      Months     Months       1 YEAR        Years      5 Years       Total
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,1998
RATE SENSITIVE ASSETS(3)
    Loans and leases         $   1,084.1  $   141.9   $   200.1   $   318.8  $   1,744.9  $   1,387.4   $   452.2  $   3,584.5
    Investment securities           49.0       31.9        58.3        75.9        215.1        243.9       154.5        613.5
    Short-term investments          26.2     --          --          --             26.2       --          --             26.2
                             -----------  ---------   ---------   ---------  -----------  -----------   ---------  -----------
     Total                   $   1,159.3  $   173.8   $   258.4   $   394.7  $   1,986.2  $   1,631.3   $   606.7  $   4,224.2
                             ===========  =========   =========   =========  ===========  ===========   =========  ===========
RATE SENSITIVE LIABILITIES
    Deposits(2)              $     239.6  $   365.7   $   473.0   $   652.3  $   1,730.6  $   1,209.8   $   187.9  $   3,128.3
    Short-term borrowings          124.3     --          --          --            124.3       --          --            124.3
    Long-term debt                --           63.0         0.1        57.6        120.7         10.1         0.1        130.9
                             -----------  ---------   ---------   ---------  -----------  -----------   ---------  -----------
     Total                   $     363.9  $   428.7   $   473.1   $   709.9  $   1,975.6  $   1,219.9   $   188.0  $   3,383.5
                             ===========  =========   =========   =========  ===========  ===========   =========  ===========
Period GAP(1)                $     795.4  $  (254.9)  $  (214.7)  $  (315.2) $      10.6  $     411.4   $   418.7  $     840.7
Cumulative GAP                     795.4      540.5       325.8        10.6                     422.0       840.7
Cumulative GAP to
    total assets                   17.67%     12.01%       7.24%       0.24%        0.24%        9.37%      18.68%       18.68%
Multiple of rate sensitive
    assets to liabilities           3.19       0.41        0.55        0.56         1.01         1.34        3.23         1.25
===============================================================================================================================
DECEMBER 31,1997
Rate Sensitive Assets(3)
    Loans and leases         $   1,103.3  $   142.1   $   183.3   $   342.0  $   1,770.7  $   1,249.7   $   521.2  $   3,541.6
    Investment securities           27.3       22.7        69.2        73.8        193.0        246.1       136.3        575.4
    Short-term investments          12.2     --          --          --             12.2       --          --             12.2
                             -----------  ---------   ---------   ---------  -----------  -----------   ---------  -----------
     Total                   $   1,142.8  $   164.8   $   252.5   $   415.8  $   1,975.9  $   1,495.8   $   657.5  $   4,129.2
                             ===========  =========   =========   =========  ===========  ===========   =========  ===========
RATE SENSITIVE LIABILITIES
    Deposits(2)              $     272.1  $   377.2   $   423.3   $   626.3  $   1,698.9  $   1,208.0   $   186.9  $   3,093.8
    Short-term borrowings          174.9     --          --          --            174.9       --          --            174.9
    Long-term debt                   0.4        7.0        30.0        13.1         50.5         55.1         2.6        108.2
                             -----------  ---------   ---------   ---------  -----------  -----------   ---------  -----------
     Total                   $     447.4  $   384.2   $   453.3   $   639.4  $   1,924.3  $   1,263.1   $   189.5  $   3,376.9
                             ===========  =========   =========   =========  ===========  ===========   =========  ===========
Period GAP(1)                $     695.4  $  (219.4)  $  (200.8)  $  (223.6) $      51.6  $     232.7   $   468.0  $     752.3
Cumulative GAP                     695.4      476.0       275.2        51.6                     284.3       752.3
Cumulative GAP to
    total assets                   15.66%     10.72%       6.20%       1.16%        1.16%        6.40%      16.95%       16.95%
Multiple of rate sensitive
    assets to liabilities           2.55       0.43        0.56        0.65         1.03         1.18        3.47         1.22
==============================================================================================================================

(1) GAP is the excess of rate sensitive assets (liabilities).

(2) Includes interest bearing savings and demand deposits without contractual maturities of $474 million in the less than one year category and $995 million in the over one year category. This runoff is based on historical trends, which reflects industry standards.


(3) Incorporates prepayment projections for certain assets which may shorten the time frame for repricing or maturity compared to contractual runoff.

INTEREST RATE SENSITIVITY
A number of measures are used to monitor and manage interest rate risk, including income simulation and interest sensitivity (GAP) analyses. An income simulation model is management's primary tool used to assess the direction and magnitude of variations in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of financial instruments held for purposes other than trading; changes in market conditions, loan volumes, and pricing; deposit sensitivity; client preferences; and management's financial capital plans. These assumptions are inherently uncertain, subject to fluctuation and revision in a dynamic environment and, as a result, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.
       Results of the multiple simulations done as of December 31, 1998 suggest that the Corporation could expect net interest income to increase by $2.3 million (if asset and liability balances remain static and interest rates gradually decline by 200 basis points over the next twelve months) and, to increase by $600,000 (if asset and liability balances remain static and interest rates gradually increase by 200 basis points over the next twelve months) from 1998 levels of net interest income. These variances in net interest income were well within the Corporation's policy parameters established to manage such risk. Management performed a large number of net interest income simulations using varying balance sheet scenarios and differing interest rate environments. The model results presented herein are intended to illustrate the potential variation in net interest income from the indicated changes in interest rates, and not to project future levels of net interest income. In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables, including the growth, composition and absolute levels of deposits, loans, and other earning assets and interest bearing liabilities, economic and competitive conditions, client preferences and other factors.


-------------------------------------------------------------------------------
TABLE 12. LOAN MATURITIES AND INTEREST RATE SENSITIVITY


                                Due Within    One to       After
December 31 (in millions)        One Year   Five Years  Five Years     Total
-------------------------------------------------------------------------------
Commercial                       $  767.1    $  701.1    $  125.9    $  1,594.1
Real estate construction             89.6      --          --              89.6
                                 --------    --------    --------    ----------
    Total                        $  856.7    $  701.1    $  125.9    $  1,683.7
                                 ========    ========    ========    ==========
Loans above:
  With floating interest rate    $  562.2    $  156.8    $   58.0    $    777.0
  With predetermined
    interest rates                  294.5       544.3        67.9         906.7
                                 --------    --------    --------    ----------
    Total                        $  856.7    $  701.1    $  125.9    $  1,683.7
                                 ========    ========    ========    ==========
-------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
TABLE 13. SELECTED QUARTERLY INFORMATION
                                                        1998                                           1997
                                      ------------------------------------------- --------------------------------------------------
(in thousands except per share data)     FOURTH    THIRD      SECOND     FIRST      Fourth      Third          Second       First
--------------------------------------------------------------------------------- --------------------------------------------------

Interest income                         $83,748   $ 85,455    $ 85,470    $85,207   $ 85,992   $ 85,648        $ 83,996   $ 80,227

Interest expense                         34,176     35,419      36,008     36,431     36,908     36,903          35,858     34,346

Net interest income                      49,572     50,036      49,462     48,776     49,084     48,745          48,138     45,881

Provision for loan losses                 3,560      3,510       3,510      3,510      3,135      5,245           3,742      3,210

Investment securities gains (losses)         42         49           4         50         25       (755)            (33)       (24)

Noninterest income                       14,514     14,689      13,963     12,941     12,115     12,422          11,575     11,369

Noninterest expense                      39,131     40,269      40,199     38,692     37,475     61,340   (2)    39,729     38,617

Net income (loss)                        14,991     14,589      13,683     13,522     14,255     (4,951)  (2)    11,315     10,889

PER SHARE OF COMMON STOCK(3)

Net income (loss):

     Basic                                 0.53       0.52        0.49       0.48       0.51      (0.18)  (2)      0.41       0.39

     Diluted                               0.53       0.50        0.48       0.47       0.50      (0.18)  (2)      0.40       0.39

Cash dividends declared                    0.21       0.21        0.21       0.19       0.19       0.19            0.19       0.17

Market value:(1)

     High                                 35.38      36.13       37.00      37.13      34.75      29.42           23.83      22.33

     Low                                  26.75      28.00       32.88      27.50      27.17      22.33           20.33      20.00

     Close                                33.75      32.88       33.63      35.69      34.50      29.33           22.83      22.00

------------------------------------------------------------------------------------------------------------------------------------

  (1)Citizens Banking Corporation common stock is traded on the National Market tier of the Nasdaq stock market (trading symbol: CBCF). At December 31, 1998, there were approximately 11,000 shareholders of the Corporation's common stock.

  (2)Amounts include special charge associated with CB Financial Corporation merger and information technology operations reorganization of $17,263, net of tax or $0.61 per diluted share.

  (3)Per share information is computed, and where necessary, restated to comply with Statement of Financial Accounting Standard No. 128 "Earnings per share" and reflects a three-for-two stock split effected in the form of a dividend paid to shareholders on November 18, 1997.


       IMPACT OF INFLATION

       Substantially all of the assets and liabilities of a financial institution are monetary. Therefore, inflation generally has a less significant impact on financial institutions than fluctuations in market interest rates. Inflation can lead to accelerated growth in noninterest expenses, which can adversely impact results of operations. Additionally, inflation may impact the rate of deposit growth and necessitate increased growth in equity to maintain a strong capital position. Management believes the most significant impact on financial results is the Corporation's ability to respond to changes in interest rates.

       FORWARD-LOOKING STATEMENTS

       The foregoing disclosure contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended, with respect to expectations for future periods. These forward looking statements involved are subject to risk and uncertainties that could cause actual results to differ. These risks and uncertainties include unanticipated changes in the competitive environment and relationships with third party vendors and clients and certain other factors discussed in this report. Management believes that the expectations used in the forward looking statements are reasonable, however actual results may vary significantly.

       YEAR ENDED DECEMBER 31, 1997
       COMPARED WITH 1996

       Citizen's Banking Corporation earned $31,508,000 or $1.11 per diluted share during 1997. The results for 1997 include a special charge of $23,734,000 ($17,263,000 after tax) related to the July 1, 1997 merger with CB Financial Corporation and the reorganization of information technology operations. Excluding the special charge, net income was $48,771,000 or $1.72 per share an increase of 15.0% or $0.22 per share over 1996 earnings of $42,425,000 or $1.50 per share. The corresponding return on average assets was 1.12% (0.72% with the special charge) as compared with 1.01% in 1996. Overall, the increase in net income in 1997 reflects improvement in net interest income and lower noninterest expenses, offset in part by an increase in the provision for loan losses, lower noninterest income and higher income tax expense. The 1996 financial information has been restated to include the merger of CB Financial Corporation on July 1, 1997, which was accounted for as a pooling of interests. All common stock per share amounts have been adjusted to reflect a three-for-two stock split effected in the form of a dividend paid to shareholders on November 18, 1997.
       Net interest income for 1997 was $191,848,000, an increase of 7.4% over 1996 net interest income of $178,645,000. This increase resulted from higher levels of earning assets partially offset by increased interest bearing liabilities. Yields on earning assets increased to 8.39% as compared with 8.21% in 1996. Rates paid on funding sources increased thirteen basis points to 4.30% due to higher rates paid on savings deposits, time deposits and short-term borrowings partially offset by lower rates on interest bearing demand and long-term debt. As a result, the net interest margin increased to 4.86% in 1997 as compared with 4.77% in 1996.
       The provision for loan losses increased to $15,332,000 in 1997 as compared with $12,126,000 in 1996. The increase resulted from loan growth of $311.8 million and higher net loan charge-offs. Net loan charge-offs were 0.34% of average total loans in 1997, up from 0.28% in 1996.
       Noninterest income accounted for 19.6% of total operating revenues or 1.1% of average assets in 1997, decreasing from 21.2% or 1.2%, respectively, in 1996. Noninterest income decreased $1,310,000 from 1996 partially attributable to a $1.6 million gain in 1996 on the sale of the Corporation's mortgage loan servicing rights and curtailment of the residential mortgage servicing operations. Excluding the effects of the sale of mortgage servicing rights and investment security gains and losses, noninterest income increased 4.9% in 1997 as compared to 1996. This increase resulted from enhanced trust fees, ATM network user fees and cash management service fees.
       Excluding the special charge, noninterest expense decreased $1,629,000 or 1.1% in 1997, from 1996. The decrease is primarily attributable to operating efficiencies achieved from the 1997 merger with CB Financial Corporation.
       Intangible asset amortization expense decreased 8.1% in 1997 as compared with 1996. This decline was the result of the 1997 write-down of goodwill and core deposit intangibles. Income tax expense for 1997 increased 23.3% (before the special charge) compared with 1996. This increase resulted from higher pretax earnings combined with lower tax-exempt interest income.
       The Corporation had total average assets of $4.372 billion in 1997, up from 1996 average assets of $4.212 billion. Average loans comprise 82.9% of total earning assets in 1997, up from 78.8% in 1996. The growth occurred in the consumer, residential mortgage and commercial loan portfolios due to improved economic conditions and increased demand in the Corporation's local markets. Average investments securities, including money market investments, decreased to 17.0% of average earning assets in 1997 from 21.2% in 1996. The decline in investment securities was used to fund new loan growth.
       Total average deposits were 3.7% higher in 1997 compared with 1996, due to higher time deposit balances. Client preferences resulted in deposit balance shifts from interest bearing demand and savings to time accounts in 1997 as compared with 1996. Average short-term borrowings, comprised primarily of securities sold under agreements to repurchase, remained constant in 1997 at 5.3% of average interest-bearing liabilities as compared to 1996.
       Long-term debt accounted for $90.8 million or 2.7% of average interest-bearing funds during 1997, increasing slightly from $86.8 million in 1996. Average shareholders' equity was $400.7 million in 1997, a 5.1% increase over the 1996 average of $381.4 million.

--------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

(in thousands, except share amounts)                                 December 31,
                                                                   1998           1997
--------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                   $  140,543     $  168,351
   Money market investments:
     Interest-bearing deposits with banks                           304            246
     Federal funds sold                                           8,500            ---
     Term federal funds sold and other                           17,435         11,976
                                                             ----------     ----------
       Total money market investments                            26,239         12,222
   Investment securities available-for-sale (amortized cost
     $607,287 in 1998; $569,440 in 1997)                        613,529        575,382
   Loans:
     Commercial                                               1,594,113      1,354,897
     Real estate construction                                    89,623         71,035
     Real estate mortgage                                       741,358        779,567
     Consumer                                                 1,159,417      1,336,120
                                                             ----------     ----------
       Total loans                                            3,584,511      3,541,619
     Less: Allowance for loan losses                            (46,449)       (45,911)
                                                             ----------     ----------
       Net loans                                              3,538,062      3,495,708
     Premises and equipment                                      78,248         69,415
     Intangible assets                                           54,470         60,016
     Other assets                                                50,318         58,177
                                                             ----------     ----------
       Total assets                                          $4,501,409     $4,439,271
                                                             ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Noninterest-bearing deposits                              $  636,059     $  600,498
   Interest-bearing deposits                                  3,128,297      3,093,848
                                                             ----------     ----------
       Total deposits                                         3,764,356      3,694,346
   Federal funds purchased and securities sold
     under agreements to repurchase                             111,336        141,713
   Other short-term borrowings                                   12,971         33,153
   Other liabilities                                             40,727         52,052
   Long-term debt                                               130,937        108,165
                                                             ----------     ----------
       Total liabilities                                      4,060,327      4,029,429
SHAREHOLDERS' EQUITY
   Preferred stock - no par value:
     Authorized - 5,000,000 shares
     Issued - none
   Common  stock - no par value:
     Authorized - 100,000,000 shares
     Issued and outstanding - 28,099,615 in 1998;
       28,047,518 in 1997                                       117,525        120,274
   Retained earnings                                            319,500        285,706
   Other accumulated comprehensive net income                     4,057          3,862
                                                             ----------     ----------
       Total shareholders' equity                               441,082        409,842
                                                             ----------     ----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $4,501,409     $4,439,271
                                                             ==========     ==========
======================================================================================

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

(in thousands, except share amounts)                                           1998        1997         1996
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                             $  301,138  $  294,258   $  265,139
  Interest and dividends on investment securities:
    Taxable                                                                  28,511      31,811       33,731
    Nontaxable                                                                7,575       8,721        9,700
  Money market investments                                                    2,656       1,073        3,766
                                                                         ----------  ----------   ----------
       Total interest income                                                339,880     335,863      312,336
INTEREST EXPENSE
  Deposits                                                                  127,966     129,267      119,185
  Short-term borrowings                                                       6,004       8,689        7,959
  Long-term debt                                                              8,064       6,059        6,547
                                                                         ----------  ----------   ----------
    Total interest expense                                                  142,034     144,015      133,691
                                                                         ----------  ----------   ----------
NET INTEREST INCOME                                                         197,846     191,848      178,645
Provision for loan losses                                                    14,090      15,332       12,126
                                                                         ----------  ----------   ----------
    Net interest income after provision for loan losses                     183,756     176,516      166,519
                                                                         ----------  ----------   ----------
NONINTEREST INCOME
  Trust fees                                                                 18,722      15,527       14,466
  Service charges on deposit accounts                                        12,449      12,342       12,481
  Bankcard fees                                                               7,780       7,092        6,780
  Mortgage and other loan income                                              4,098       1,746        3,572
  Brokerage and investment fees                                               2,405       1,782        1,775
  Cash management services                                                    2,405       1,823        1,686
  Investment securities gains (losses)                                          145        (787)         611
  Other                                                                       8,248       7,169        6,633
                                                                         ----------  ----------   ----------
      Total noninterest income                                               56,252      46,694       48,004
                                                                         ----------  ----------   ----------
NONINTEREST EXPENSE
  Salaries and employee benefits                                             81,189      80,119       81,288
  Equipment                                                                  12,329      12,327       12,374
  Occupancy                                                                  11,134      11,446       12,153
  Intangible asset amortization                                               5,545       6,098        6,637
  Bankcard fees                                                               5,894       5,152        4,702
  Stationery and supplies                                                     3,761       4,042        4,416
  Postage and delivery                                                        4,145       4,387        4,254
  Advertising and public relations                                            3,543       3,953        3,946
  Data processing fees                                                        6,018       1,130          345
  Special charge                                                                ---      23,734          ---
  Other                                                                      24,733      24,773       24,941
                                                                         ----------  ----------   ----------
    Total noninterest expense                                               158,291     177,161      155,056
                                                                         ----------  ----------   ----------
INCOME BEFORE INCOME TAXES                                                   81,717      46,049       59,467
Income taxes                                                                 24,932      14,541       17,042
                                                                         ----------  ----------   ----------
NET INCOME                                                               $   56,785  $   31,508   $   42,425
                                                                         ==========  ==========   ==========
NET INCOME PER SHARE:
  Basic                                                                  $     2.02  $     1.13   $     1.52
  Diluted                                                                      1.98        1.11         1.50
AVERAGE SHARES OUTSTANDING:
  Basic                                                                  28,127,647  27,878,990   27,844,341
  Diluted                                                                28,742,615  28,419,676   28,258,591

-------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

----------------------------------------------------------------------------------------------------
Consolidated Statements of Changes in Shareholders' Equity
Citizens Banking Corporation and Subsidiaries
                                                                               ACCUMULATED
                                                                                  OTHER
                                                         COMMON     RETAINED  COMPREHENSIVE
(in thousands, except per share amounts)                  STOCK     EARNINGS      INCOME     TOTAL
----------------------------------------------------------------------------------------------------
Balance - January 1, 1996                               $120,561    $248,949      $5,134    $374,644

Net income                                                    --      42,425          --      42,425
Net unrealized gain on securities available-for-sale,
  net of tax effect of $2,593                                 --          --      (4,909)     (4,909)
                                                                                            --------
  Total comprehensive income                                  --          --          --      37,516
Exercise of stock options, net of
  shares purchased                                         1,523          --          --       1,523
Cash dividends - $0.67 per share                              --     (17,890)         --     (17,890)
Shares acquired for retirement                            (3,772)                             (3,772)
                                                        --------    --------      ------    --------
Balance - December 31, 1996                              118,312     273,484         225     392,021

Net income                                                    --      31,508          --      31,508
Net unrealized gain on securities available-for-sale,
  net of tax effect of $1,942                                 --          --       3,637       3,637
                                                                                            --------
  Total comprehensive income                                  --          --          --      35,145
Exercise of stock options, net of
  shares purchased                                         1,962          --          --       1,962
Cash dividends - $0.74 per share                              --     (19,286)         --     (19,286)
                                                        --------    --------      ------    --------
Balance - December 31, 1997                              120,274     285,706       3,862     409,842

Net income                                                    --      56,785          --      56,785
Net unrealized loss on securities available-for-sale,
  net of tax effect of $105                                   --          --         195         195
                                                                                            --------
Total comprehensive income                                    --          --          --      56,980
Exercise of stock options, net of
  shares purchased                                         4,234          --          --       4,234
Cash dividends - $0.82 per share                              --     (22,991)         --     (22,991)
Shares acquired for retirement                            (6,983)         --          --      (6,983)
                                                        --------    --------      ------    --------
Balance - December 31, 1998                             $117,525    $319,500      $4,057    $441,082
                                                        ========    ========      ======    ========
----------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                            YEAR ENDED DECEMBER 31,
(in thousands)                                                                      1998               1997              1996
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                                      $  56,785         $  31,508         $  42,425
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                        14,090            15,332            12,126
    Depreciation                                                                      8,524             8,927             9,335
    Amortization of goodwill and other intangibles                                    5,545             6,098             6,637
    Intangible asset impairment                                                         ---             7,570               ---
    Deferred income tax (credit)                                                      1,699            (4,714)           (2,391)
    Net amortization on investment securities                                         1,994             1,061             2,080
    Investment securities losses (gains)                                               (145)              787              (611)
    Other                                                                            (5,268)           (3,104)           (4,508)
                                                                                  ---------         ---------         ---------
      Net cash provided by operating activities                                      83,224            63,465            65,093

INVESTING ACTIVITIES:
  Net (increase) decrease in money market investments                               (14,017)            6,649           132,753
  Securities available-for-sale:
   Proceeds from sales                                                               11,628           171,240           116,190
   Proceeds from maturities                                                         342,637           144,916           403,835
   Purchases                                                                       (393,962)         (170,749)         (463,394)
  Net increase in loans and leases                                                  (56,444)         (323,397)         (371,047)
  Purchases of premises and equipment                                               (17,357)           (3,483)           (5,408)
                                                                                  ---------         ---------         ---------
      Net cash used by investing activities                                        (127,515)         (174,824)         (187,071)

FINANCING ACTIVITIES:
  Net increase (decrease) in demand and savings deposits                             99,704           (27,076)          (73,779)
  Net increase (decrease) in time deposits                                          (29,694)          122,671           194,262
  Net increase (decrease) in short-term borrowings                                  (50,559)           (1,939)           24,266
  Proceeds from issuance of long-term debt                                           77,550            70,000            20,000
  Principal reductions in long-term debt                                            (54,778)          (48,661)          (43,196)
  Cash dividends paid                                                               (22,991)          (19,286)          (17,890)
  Proceeds from stock options exercised                                               4,234             1,962             1,523
  Shares acquired for retirement                                                     (6,983)             ---             (3,772)
                                                                                  ---------         ---------         ---------
      Net cash provided by financing activities                                      16,483            97,671           101,414
                                                                                  ---------         ---------         ---------
Net decrease in cash and due from banks                                             (27,808)          (13,688)          (20,564)
Cash and due from banks at beginning of period                                      168,351           182,039           202,603
                                                                                  ---------         ---------         ---------
Cash and due from banks at end of period                                          $ 140,543         $ 168,351         $ 182,039
                                                                                  =========         =========         =========
Supplemental Cash Flow Information:
  Interest paid                                                                   $ 145,837         $ 146,917         $ 136,331
  Income taxes paid                                                                  24,426            17,790            19,560

-------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                     NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

       The accounting and reporting policies of Citizens Banking Corporation ("Corporation") and its subsidiaries conform to generally accepted accounting principles. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The following describes the Corporation's policies:

CONSOLIDATION
The Consolidated Financial Statements include the accounts of the Corporation and its subsidiaries after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES
Investment securities must be classified into three categories: held-to-maturity, available-for-sale or trading. Only those securities classified as held-to-maturity are reported at amortized cost, with those available-for-sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively. In the event that an investment security is sold, the adjusted cost of the specific security sold is used to compute the applicable gain or loss.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level considered by management to be adequate to absorb losses inherent in the loan portfolio. Management's evaluation is based on a continuing review of the loan portfolio and includes consideration of actual loss experience, the financial condition of borrowers, the size and composition of the loan portfolio, current economic conditions and other pertinent factors. The allowance is increased by the provision charged to income and recoveries of loans previously charged off and reduced by loans charged off.
       The Corporation establishes a valuation allowance for any loans considered impaired based on periodic review. A loan is considered impaired when management determines it is probable that all the principal and interest due under the contractual terms of the loan will not be collected. The impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on a straight-line basis and are charged to expense over the lesser of the estimated useful life of the assets or lease term. Maintenance and repairs as well as gains and losses on dispositions are charged to expense as incurred.

OTHER REAL ESTATE
Other real estate includes properties acquired in satisfaction of a debt. These properties are carried at the lower of cost or fair value, net of estimated costs to sell, based upon current appraised value. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Subsequent valuation adjustments and gains or losses on disposal of these properties are charged to other expenses as incurred.

INTANGIBLE ASSETS
Goodwill, the unamortized cost of acquiring subsidiaries in excess of the fair value of identifiable net assets at the date acquired, is amortized on a straight line basis over 15 years. The carrying amount of goodwill is reviewed as events or changes in facts and circumstances warrant. The realizability of goodwill is evaluated by geographic region and is based on a comparison of the recorded balance of goodwill to the applicable discounted cash flows over the remaining amortization period of the associated goodwill. To the extent that impairment may exist, the current carrying amount is reduced by the estimated shortfall.

INCOME TAXES
The Corporation and its subsidiaries file a consolidated federal income tax return. Income tax expense is based on income as reported in the Consolidated Statements of Income. When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided in the Consolidated Financial Statements.

LOAN INTEREST AND FEE INCOME
Interest on loans is generally accrued and credited to income based upon the principal amount outstanding. Loans are placed on nonaccrual status when collectibility of principal or interest is considered doubtful, or payment of principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. When these loans (including a loan impaired) are placed on nonaccrual status, all interest previously accrued but unpaid is reversed against current year interest income. Interest payments received on nonaccrual loans are credited to income if future collection of principal is probable. Loans are normally restored to accrual status when interest and principal payments are current and it is believed that the financial condition of the borrower has improved to the extent that future principal and interest payments will be met on a timely basis.

       Loan origination fee income, net of direct origination costs and certain incremental direct costs, is deferred and amortized as a yield adjustment over the estimated term of the related loans by methods that approximate the level yield method.

NET INCOME PER SHARE
Basic net income per share is based on net income divided by the weighted average number of shares outstanding in each period. Diluted net income per share shows the dilutive effect of additional common shares issuable upon the assumed exercise of stock options granted under the Corporation's stock option plans, using the treasury stock method.

CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

RECLASSIFICATIONS
Certain amounts have been reclassified to conform to the current year presentation.

       NOTE 2. ACQUISITION

       On July 1, 1997, the Corporation merged with CB Financial Corporation headquartered in Jackson, Michigan. As part of the merger, Citizens issued 6,256,355 shares of its common stock in a tax free exchange for all of the outstanding shares of CB Financial Corporation. The merger was accounted for as a pooling of interests resulting in the restatement of all financial information for the periods presented. The following presents the separate results of operations for the six month period ending June 30, 1997 (the latest period immediately preceding the merger) and the year ending December 31, 1996 for CB Financial Corporation and Citizens Banking Corporation:

--------------------------------------------------------------------
                               (unaudited)
(in thousands,except        Six Months Ended         Year Ended
per share data)               June 30, 1997        December 31, 1996
--------------------------------------------------------------------
Net Interest Income
  Citizens                      $ 77,080               $ 146,116
  CB Financial                    16,939                  32,508
                                --------               ---------
  Combined                      $ 94,019               $ 178,624
                                ========               =========
Net Income
  Citizens                      $ 19,315               $  37,421
  CB Financial                     2,889                   5,004
                                --------               ---------
  Combined                      $ 22,204               $  42,425
                                ========               =========
Diluted net income per
common share
  Citizens                      $   0.88               $    1.70
  CB Financial                      1.03                    1.79
  Combined                          0.79                    1.50
--------------------------------------------------------------------

       NOTE 3. SPECIAL CHARGE

       In the third quarter of 1997 a special charge of $23.7 million ($17.3 million after tax) related to the July 1, 1997 merger with CB Financial Corporation and the reorganization of Citizens' information technology operations was recorded. The special charge consisted of $16.1 million of merger related expenses and $7.6 million related to the information technology reorganization. An adjustment of $931,000 was recorded against noninterest expense to eliminate the restructuring liability in 1998.
       The following presents a summary of the special charge activity for 1998 and 1997:

-----------------------------------------------------------------
                                         Year Ended December 31,
(in thousands)                             1998         1997
-----------------------------------------------------------------
Beginning balance                        $  4,895   $   23,734
Intangible assets impairment                  ---       (7,570)
Premises and equipment writedown             (202)      (2,773)
Cash payments                              (3,762)      (8,496)
Adjustment                                   (931)         ---
                                         --------   ----------
Balance at December 31                   $    ---   $    4,895
                                         ========   ==========
-----------------------------------------------------------------


       NOTE 4. INVESTMENT SECURITIES
       The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities follow:

--------------------------------------------------------------------------------------------------------------
                                                        December 31, 1998
                                     -------------------------------------------------------------------
                                                            Estimated          Gross            Gross
                                         Amortized            Fair           Unrealized      Unrealized
(in thousands)                              Cost              Value            Gains           Losses
--------------------------------------------------------------------------------------------------------------
U.S. Treasury                        $    43,621         $   44,180       $      559        $    ---
Federal agencies:
    Mortgage-backed                      276,855            277,053            1,292           1,094
    Other                                108,915            109,411              640             144
State and municipal                      152,681            157,551            5,020             150
Mortgage and asset-backed                  4,852              4,906               54             ---
Other                                     20,363             20,428               68               3
                                     -----------         ----------       ----------        --------
    Total                            $   607,287         $  613,529       $    7,633        $  1,391
                                     ===========         ==========       ==========        ========
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
                                                       December 31, 1997
                                     -------------------------------------------------------
                                                     Estimated       Gross          Gross
                                      Amortized        Fair        Unrealized    Unrealized
(in thousands)                          Cost           Value         Gains         Losses
--------------------------------------------------------------------------------------------
U.S. Treasury                        $ 78,458     $    78,805      $   458     $       111
Federal agencies:
    Mortgage-backed                   142,344         143,173        1,071             242
    Other                             167,949         168,069          498             378
State and municipal                   162,351         166,876        4,762             237
Mortgage and asset-backed                 934             959           25             ---
Other                                  17,404          17,500           96             ---
                                     --------     -----------      -------     -----------
    Total                            $569,440     $   575,382      $ 6,910     $       968
                                     ========     ===========      =======     ===========
--------------------------------------------------------------------------------------------

       The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 1998 are shown below.

--------------------------------------------------------------------------------
                                                                     Estimated
                                              Amortized                 Fair
 (in thousands)                                 Cost                   Value
--------------------------------------------------------------------------------
Due within one year                          $ 102,637               $ 103,170
One to five years                               99,729                 101,817
Five to ten years                               53,174                  54,946
After ten years                                 49,677                  51,209
                                             ---------               ---------
                                               305,217                 311,142
Equity securities                               20,363                  20,428
Mortgage and asset-backed
   securities                                  281,707                 281,959
                                             ---------               ---------
   Total                                     $ 607,287               $ 613,529
                                             =========               =========

--------------------------------------------------------------------------------


       Sales of investment securities resulted in realized gains and losses as follows:

--------------------------------------------------------------------------------
                                             Year Ended December 31,

(in thousands)                        1998            1997          1996
--------------------------------------------------------------------------------
Securities gains                     $ 151           $   98         $ 660
Securities losses                       (6)            (885)          (49)
                                     -----           ------         -----
Net gain (loss)                      $ 145           $ (787)        $ 611
                                     =====           ======         =====
--------------------------------------------------------------------------------


       Investment securities must be classified into three categories: held-to-maturity, available-for-sale or trading. Only those securities classified as held-to-maturity are reported at amortized cost, with those available-for-sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively. The Corporation currently holds all investment securities in the available-for-sale category.
       The Financial Accounting Standards Board Statement No. 133 establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts. This statement requires a company to recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Corporation plans to adopt this statement effective January 1, 2000. The adoption is not expected to have a material impact on the Corporation.
       Securities with amortized cost of $218.3 million at December 31, 1998, and $217.9 million at December 31, 1997, were pledged to secure public deposits, repurchase agreements, and other liabilities. Except for obligations of the U.S. Government and its agencies, no holdings of securities of any single issuer exceeded 10% of consolidated shareholders' equity at December 31, 1998 or 1997.

       NOTE 5. LOANS AND NONPERFORMING ASSETS

       The Corporation extends credit primarily within the local markets of its two bank subsidiaries located in Michigan and Illinois. The market areas extend along the Interstate 75 corridor from northern Detroit to the Gaylord area as well as western suburban Detroit, central, northwestern and southwestern Michigan. The Illinois affiliate extends credit within the western suburban market of Chicago. The Corporation seeks to limit its credit risk by establishing guidelines to review its aggregate outstanding commitments and loans to particular borrowers, industries and geographic areas. Collateral is secured based on the nature of the credit and management's credit assessment of the customer.
       The Corporation's loan portfolio is widely diversified by borrowers with no concentration within a single industry that exceeds 10% of total loans. The Corporation has no loans to foreign countries and generally does not participate in large national loan syndications or highly leveraged transactions. Most of the Corporation's commercial real estate loans consist of mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.
       A summary of nonperforming assets follows:

-------------------------------------------------------------------------------------------------------------
                                                                           December 31,
(in thousands)                                                 1998                        1997
-------------------------------------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual                                                 $ 21,791                     $ 19,989
  Loans 90 days past due (still accruing)                         801                        1,185
  Restructured                                                    114                          446
                                                             --------                     --------
    Total nonperforming loans                                  22,706                       21,620

Other real estate                                                 508                        1,005
Other assets acquired by repossession                           1,039                        2,343
                                                             --------                     --------
    Total nonperforming assets                               $ 24,253                     $ 24,968
                                                             ========                     ========
-------------------------------------------------------------------------------------------------------------


       The effect of nonperforming loans on interest income follows:

-------------------------------------------------------------------------
                                               Year Ended December 31,
(in thousands)                              1998         1997       1996
-------------------------------------------------------------------------
Interest income:
At original contract rates              $  1,946     $  1,861   $  1,702
As actually recognized                     1,247          965        913
                                        --------     --------   --------
  Interest foregone                     $    699     $    896   $    789
                                        ========     ========   ========
-------------------------------------------------------------------------



       There are no significant commitments outstanding to lend additional funds to clients whose loans were classified as nonaccrual or restructured at December 31, 1998.
       At December 31, 1998, loans considered to be impaired totaled $15.2 million (of which $9.3 million were on a nonaccrual basis). Included within this amount is $8.8 million of impaired loans for which the related allowance for loan losses is $1.5 million and $6.4 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1998 was approximately $17.9 million. For the year ended December 31, 1998, the Corporation recognized interest income of $.9 million which included $.4 million of interest income recognized using the cash basis method of income recognition.
       At December 31, 1997, loans considered to be impaired totaled $16.8 million (of which $9.9 million were on a nonaccrual basis). Included within this amount is $6.1 million of impaired loans for which the related allowance for loan losses is $0.9 million and $10.7 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $18.2 million. For the year ended December 31, 1997, the Corporation recognized interest income of $1.5 million which included $1.0 million of interest income recognized using the cash basis method of income recognition.
       Certain directors and executive officers of the Corporation and its significant subsidiaries, including their families and entities in which they have 10% or more ownership, were clients of the banking subsidiaries. Total loans to these clients aggregated $22.0 million and $17.1 million at December 31, 1998 and 1997, respectively. During 1998, new loans of $17.2 million were made and repayments totaled $12.3 million. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility.

       NOTE 6. ALLOWANCE FOR LOAN LOSSES

       A summary of changes in the allowance for loan losses follows:

--------------------------------------------------------------------------------
(in thousands)                 1998            1997             1996
--------------------------------------------------------------------------------
Balance - January 1          $ 45,911        $ 42,166         $ 38,705
  Provision for loan losses    14,090          15,332           12,126
  Charge-offs                 (17,379)        (15,585)         (12,895)
  Recoveries                    3,827           3,998            4,230
                             --------        --------         --------
    Net charge-offs           (13,552)        (11,587)          (8,665)
                             --------        --------         --------
Balance - December 31        $ 46,449        $ 45,911         $ 42,166
                             ========        ========         ========
================================================================================

       NOTE 7. PREMISES AND EQUIPMENT

       A summary of premises and equipment follows:

-------------------------------------------------------------
                                           December 31,
(in thousands)                         1998            1997
-------------------------------------------------------------
Land                              $  12,698        $  12,655
Buildings                            84,003           83,810
Leasehold improvements                5,362            5,391
Furniture and equipment              86,227           84,552
                                  ---------        ---------
                                    188,290          186,408
Accumulated depreciation
  and amortization                 (110,042)        (116,993)
                                  ---------        ---------
Total                             $  78,248        $  69,415
                                  =========        =========
=============================================================


       Certain branch facilities and equipment are leased under various operating leases. Total rental expense, including expenses related to these operating leases, was $4.3 million in 1998, $3.5 million in 1997 and $3.4 million in 1996. Future minimum rental commitments under noncancelable operating leases are as follows at December 31, 1998: $3.1 million in 1999, $2.8 million in 2000, $2.1 million in 2001, $1.7 million in 2002, $0.3 million in 2003, and $1.7 million after 2003.

       NOTE 8. DEPOSITS

       A summary of deposits follows:

----------------------------------------------------------------------
                                                  December 31,
(in thousands)                               1998               1997
----------------------------------------------------------------------
Noninterest-bearing demand           $     636,059         $   600,498
Interest-bearing demand                    425,711             376,698
Savings                                  1,042,631           1,027,501
Time deposits over $100,000                448,759             457,277
Other time deposits                      1,211,196           1,232,372
                                     -------------         -----------
  Total                              $   3,764,356         $ 3,694,346
                                     =============         ===========
======================================================================


       Excluded from total deposits are demand deposit account overdrafts which have been reclassified as loans. At December 31, 1998 and 1997, these overdrafts totaled $3.4 million and $2.1 million, respectively. Time deposits with remaining maturities of one year or more are $402.9 million at December 31, 1998. The maturities of these time deposits are as follows: $259.7 million in 2000, $91.2 million in 2001, $22.2 million in 2002, $15.8 million in 2003 and
$14.0 million after 2003.

       NOTE 9. SHORT-TERM BORROWINGS

       Short-term borrowings consist primarily of federal funds purchased and securities sold under agreements to repurchase. Federal funds purchased are overnight borrowings from other financial institutions. Securities sold under agreements to repurchase are secured transactions done principally with clients and generally mature within thirty days. Other short-term borrowed funds generally consist only of Federal Home Loan Bank borrowings and demand notes to the U.S. Treasury.

       Information relating to federal funds purchased and securities sold under agreements to repurchase follows:

-----------------------------------------------------------------------------
(in thousands)                       1998             1997           1996
-----------------------------------------------------------------------------
At December 31:
  Balance                         $ 111,336         $ 141,713      $ 146,903
  Weighted average
    interest rate paid                 3.76%             5.12%          4.43%
During the year:
  Maximum outstanding
    at any month-end              $ 159,940         $ 226,214      $ 189,504
  Daily average                     109,175           145,152        153,193
  Weighted average
    interest rate paid                 4.47%             4.72%          4.56%

=============================================================================


       NOTE 10. LONG-TERM DEBT

       A summary of long-term debt follows:

-----------------------------------------------------------------
                                                 December 31,
(in thousands)                              1998            1997
-----------------------------------------------------------------
Citizens Banking Corporation
(Parent only):
  Revolving credit facility
    maturing December 2001            $    13,000       $  32,991
                                      -----------       ---------
      Total                                13,000          32,991
Subsidiaries:
  FHLB Notes                              117,550          70,000
  Subordinated debt                           ---           4,179
  Other                                       387             995
                                      -----------       ---------
    Total                                 117,937          75,174
                                      -----------       ---------
Total long-term debt                  $   130,937       $ 108,165
                                      ===========       =========
=================================================================


       The Corporation's Parent company maintains an amortizing revolving credit facility. As of December 31, 1998, the Corporation had an unused commitment of $36 million and had repaid the scheduled 1999, 2000 and a portion of the 2001 amount due. The outstanding balance of $13 million at December 31, 1998 is currently at 6.76% and reprices in March 1999. Interest is payable quarterly and the remaining principal is due December, 2001. The Parent company services the debt's principal and interest payments with dividends from the subsidiary banks. The agreement also requires the Corporation to maintain certain financial covenants. The Corporation is in full compliance with all debt covenants as of December 31, 1998.
       At December 31, 1998 five long-term debt borrowings totaling $117.6 million from the Federal Home Loan Bank are outstanding. The details are as follows: The first originated in September 1997, for $25 million on a five year note at an interest rate of 5.68% which may reprice on September 30, 1999. The second in October 1997 was for $15 million on a two year note at an interest rate of 5.77%. The third in January 1998 was for $10 million on a ten year term at an interest rate of 5.53% which may reprice in January 2003. The fourth in February 1998 was for $50 million, 10 year term at an interest rate of 4.86% which may reprice after 1 year. The fifth in August 1998 was for $17.6 million on a one-year note at an interest rate of 5.46%. For those that may reprice prior to maturity, repricing will be based upon the three month LIBOR rate.
       Maturities of long-term debt during the next five years follow:

--------------------------------------------------------------------------
(in thousands)         Parent         Subsidiaries         Consolidated
--------------------------------------------------------------------------
1999                   $     ---        $   32,687           $   32,687
2000                         ---                31                   31
2001                      13,000                36               13,036
2002                         ---            25,042               25,042
2003                         ---                48                   48
Over 5 Years                 ---            60,093               60,093
                       ---------        ----------           ----------
  Total                $  13,000        $  117,937           $  130,937
                       =========        ==========           ==========

=========================================================================


       NOTE 11. EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT BENEFITS
The Corporation has a noncontributory, defined benefit pension plan covering substantially all employees. Retirement benefits are based on the employee's length of service and salary levels. Actuarially determined pension costs are charged to current operations. The funding policy is to contribute annually an amount sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation may determine to be appropriate. The Corporation also maintains nonqualified supplemental benefit plans for certain key employees. The defined pension benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation.
       The Corporation has a postretirement benefit plan offering medical and life insurance benefits (the "Corporate Plan"). The plan, as amended, is available to full-time employees who retire at normal retirement age, have attained age 50 prior to January 1, 1993 and have at least 15 years of credited service under the Corporation's defined benefit pension plan. The medical portion of the plan is contributory to the participants. The life insurance coverage is noncontributory and provided on a reducing basis for 5 years. Those retired prior to January 1, 1993 receive benefits provided by the plan prior to its amendment. That plan included dental care, had some contribution requirements, and has less restrictive eligibility requirements. In addition, the Corporation also maintains a postretirement benefit plan offering subsidized health care to full-time employees of the former CB Financial Corporation, (the "merged bank") acquired on July 1, 1997. In January 1998, the plan was amended to match benefits with the Corporate Plan. In December 1997, the employee eligibility requirements of the plan were modified, effective January 1, 1998, to conform to the Corporate Plan. This resulted in a curtailment gain of $272,000 offset by a corresponding reduction in the plan's previously unrecognized net deferred loss.

       The following table summarizes plan asset and benefit obligation activity, reconciles the funded status of the plans with amounts reported in the Corporation's consolidated balance sheets, and lists the assumptions used in determining the actuarial present value of the benefit obligation.

--------------------------------------------------------------------------------------
                                                                       Other Post-
                                               Pension                 Retirement
                                              Benefits                  Benefits
                                       ------------------------- ---------------------
(in thousands)                            1998         1997         1998        1997
--------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets
  at beginning of year                   $ 52,417    $ 45,638      $   ---     $   ---
Actual return on plan assets                6,554       8,654          ---         ---
Employer contribution                         214         218          920       1,112
Participant contribution                      ---         ---           83          83
Expenses paid                                 (99)        (90)         ---         ---
Benefits paid                              (2,293)     (2,003)      (1,003)     (1,195)
                                         --------    --------      -------     -------
Fair value of plan assets
  at end of year                           56,793      52,417          ---         ---
                                         --------    --------      -------     -------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation
  at beginning of year                     43,337      39,010       13,513      12,907
Service cost                                2,023       2,021           16          40
Interest cost                               3,259       3,038          936         995
Participant contribution                      ---         ---           83          83
Actuarial (gains) losses                    3,138       1,271         (122)        955
Curtailment gain                              ---         ---          ---        (272)
Plan amendment                                ---         ---         (192)        ---
Benefits paid                              (2,293)     (2,003)      (1,003)     (1,195)
                                         --------    --------      -------     -------
Benefit obligation
  at end of year                           49,464      43,337       13,231      13,513
                                         --------    --------      -------     -------
RECONCILIATION OF FUNDED STATUS
Funded status of the plans                  7,329       9,080      (13,231)    (13,513)
Unrecognized:
  Net asset at transition -
    recognized over 16 yrs.                  (537)       (701)         ---         ---
  Prior service cost                          436         543         (886)     (1,154)
  Net actuarial gain                      (11,023)    (12,149)      (1,885)     (1,825)
                                         --------    --------      -------     -------
Accrued benefit cost
  recognized in the
  consolidated balance
  sheets                                 $ (3,795)   $ (3,227)   $ (16,002)  $ (16,492)
                                         ========    ========    =========   =========
======================================================================================
WEIGHTED-AVERAGE ASSUMPTIONS
  AS OF DECEMBER 31
Discount rate                                7.25%       7.75%        7.25%       7.75%
Rate of compensation
  increase                                     (1)         (1)          (1)         (1)
Expected return on
  plan assets                                9.75        9.25          ---         ---

======================================================================================

(1) Scaled by age of plan participant - 9.00% at age 24 or under declining to 4.00% at age 50 or older.

       The accrued pension benefit cost shown above includes the pension liabilities for plans where accumulated plan benefits exceed assets. The projected benefit obligation and accumulated benefit obligation for these supplemental benefit plans were approximately $3.2 and $3.0 million, respectively, as of December 31, 1998 and $3.0 and $2.8 million, respectively, as of December 31, 1997.
       Plan assets of the defined benefit pension plan consisted primarily of mutual and money market funds, and listed bonds and equity securities, including $704,000 and $674,000 of Citizens Banking Corporation common stock at December 31, 1998 and 1997, respectively.
       The components of net periodic benefit cost charged to operations each year follow:

------------------------------------------------------------------------------
                                                 Year Ended December 31,
                                         -------------------------------------
(in thousands)                               1998          1997         1996
------------------------------------------------------------------------------
DEFINED BENEFIT PENSION PLANS:
  Service cost                              $ 2,023      $ 2,021      $ 2,085
  Interest cost                               3,259        3,038        2,779
  Expected return on plan assets             (4,235)      (3,824)      (3,631)
  Amortization of unrecognized:
   Net transition asset                        (164)        (164)        (164)
   Prior service cost                           107          125           88
   Net actuarial gain                          (209)        (212)        (102)
                                            -------      -------      -------
     Net pension cost                           781          984        1,055
                                            -------      -------      -------
POSTRETIREMENT BENEFIT PLANS:
  Service cost                                   16           40           32
  Interest cost                                 936          995          984
  Amortization of unrecognized:
   Prior service cost                          (460)        (438)        (438)
   Net actuarial gain                           (62)        (127)        (115)
                                            -------      -------      -------
     Net postretirement benefit cost            430          470          463
                                            -------      -------      -------
DEFINED CONTRIBUTION RETIREMENT
AND 401(K) PLANS
  Employer contributions                      2,102        2,111        2,446
                                            -------      -------      -------
     Total periodic benefit cost            $ 3,313      $ 3,565      $ 3,964
                                            =======      =======      =======

==============================================================================

       Prior service pension costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans. For the postretirement benefit plans, the Corporation assumed a 6% weighted-average annual rate of increase in the per capita cost of covered health care benefits (the health care cost trend rate) for 1999, decreasing 1% annually to 5% by the year 2000, after which the costs would remain level. This assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

----------------------------------------------------------------------
                                    One Percentage   One Percentage
(in thousands)                      Point Increase   Point Decrease
----------------------------------------------------------------------
Effect on total of service and
  interest cost components                $ 82            $ (71)
Effect on the postretirement
  benefit obligation                     1,184           (1,028)

======================================================================

DEFINED CONTRIBUTION SAVINGS AND RETIREMENT PLANS
The Corporation maintains a defined contribution 401(k) savings plan ("Corporate 401(k) Plan") covering substantially all full-time employees. Under the plan, employee contributions are partially matched by the Corporation. The employer matching contribution is 75 percent of the first 6% (100 percent of the first 3% plus 50 percent of the next 3%) of each eligible employee's qualifying salary contributed to the plan. In addition, one third of these matching contributions are used to fund a postretirement medical savings account established within the plan for each contributing employee. Effective July 1, 1997, the Corporation merged the defined contribution 401(k) savings plan of the merged bank into the Corporate 401(k) Plan.
       The merged bank also maintained a defined contribution retirement plan. Under this plan, the company contributed 8% of the qualifying salary for each eligible employee. The merged bank terminated this plan, effective June 30, 1997. Plan assets of $3.2 million at December 31, 1997 were distributed to eligible employees. Employer contributions to defined contribution plans, shown in the net periodic benefit cost table presented above, included $335,000 in 1997 and $594,000 in 1996 for this plan.

       NOTE 12. INCOME TAXES

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities as of December 31, 1998 and 1997 follow:

------------------------------------------------------------
(in thousands)                           1998        1997
------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses            $ 16,257    $ 16,069
  Accrued postemployment
    benefits other than pensions          5,601       5,772
  Accrued restructuring charge                -       1,713
  Other deferred tax assets               5,509       5,702
                                       --------    --------
     Total deferred tax assets           27,367      29,256
                                       --------    --------
Deferred tax liabilities:
  Acquisition premium on loans            3,753       4,222
  Tax over book depreciation              2,214       1,783
  Net unrealized gains on securities      2,185       2,080
  Other deferred tax liabilities          1,157       1,681
                                       --------    --------
     Total deferred tax liabilities       9,309       9,766
                                       --------    --------
     Net deferred tax assets           $ 18,058    $ 19,490
                                       ========    ========
============================================================


       Income tax expense consists of the following:

--------------------------------------------------------------------
                                     Year Ended December 31,
(in thousands)                    1998         1997        1996
--------------------------------------------------------------------

Currently payable                 $ 23,233     $ 19,255    $ 19,433
Deferred taxes (credit)              1,699       (4,714)     (2,391)
                                  --------     --------    --------
Total income tax expense          $ 24,932     $ 14,541    $ 17,042
                                  ========     ========    ========
====================================================================

       A reconciliation of income tax expense to the amount computed by applying the federal statutory rate of 35% to income before income taxes follows:

----------------------------------------------------------------------
                                       Year Ended December 31,
(in thousands)                       1998         1997       1996
----------------------------------------------------------------------
Tax at federal statutory rate
  applied to income before
  income taxes                     $ 28,601   $ 16,117    $ 20,813
Increase (decrease) in taxes
  resulting from:
    Tax-exempt interest              (3,474)    (3,534)     (3,887)
    Other                              (195)     1,958         116
                                   --------   --------    --------
  Total income tax expense         $ 24,932   $ 14,541    $ 17,042
                                   ========   ========    ========
=======================================================================


       NOTE 13. EARNINGS PER SHARE

       A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations follows:

------------------------------------------------------------------------
                                            Year Ended December 31,
(in thousands)                           1998        1997        1996
------------------------------------------------------------------------
Numerator:
 Numerator for basic and
   dilutive earnings per share --
   net income available to
   common shareholders                 $ 56,785    $ 31,508    $ 42,425
                                       ========    ========    ========
Denominator:
 Denominator for basic
   earnings per share --
   weighted average shares               28,128      27,879      27,844
 Effect of dilutive
   securities - potential
   conversion of employee
   stock options                            615         541         415
                                       --------    --------    --------
 Denominator for diluted
   earnings per share --
   adjusted weighted-average
   shares and assumed                    28,743      28,420      28,259
                                       ========    ========    ========
Basic earnings per share               $   2.02    $   1.13    $   1.52
                                       ========    ========    ========
Diluted earnings per share             $   1.98    $   1.11    $   1.50
                                       ========    ========    ========
========================================================================


       All employee stock options were dilutive except for options granted in 1998. See Note 14 for additional disclosures regarding employee stock options.

        NOTE 14. SHAREHOLDERS' EQUITY

       In October 1997, the Corporation declared a three-for-two stock split effected in the form of a dividend paid November 18, 1997 to shareholders of record on October 27, 1997. All share and per share amounts have been restated to give effect to the split.

SHAREHOLDERS' RIGHTS PLAN
The Corporation's Shareholders' Rights Plan is designed to provide certain assurances that all shareholders are treated fairly in connection with certain types of business transactions involving an attempt to acquire controlling interest in the Corporation. Under the plan, one right attaches to each outstanding share of common stock and represents the right to purchase from the Corporation 1/100th of a share of a new series of preferred stock at the initial exercise price of $25.00 per 1/100th of a share. The rights become exercisable only if a person or group without Board approval announces an intention to acquire 15% or more of the Corporation's outstanding common stock or makes a tender offer for that amount of stock. Upon the occurrence of such an event, each right entitles the holder (other than the acquiror) to purchase one share of common stock of the Corporation or the surviving company at 50% of the market price. These rights are redeemable by the Board for 1/3 of $0.01 per right and expire July 20, 2000. The rights will cause substantial dilution to a person or entity attempting to acquire the Corporation without conditioning the offer on the rights being redeemed by the Board.

STOCK REPURCHASE PLAN
The Corporation initiated a stock repurchase program in May 1998. This program authorizes the Corporation to purchase up to 600,000 shares for treasury in satisfaction of its obligation to issue shares upon the exercise of stock options. As of December 31, 1998, a total of 209,300 shares have been purchased at an average price of $33.36. A total of 100,890 of these shares have been reissued for the exercise of stock options. The remaining treasury shares have been accorded the accounting treatment as if retired.
       Through January 1997, the Corporation had acquired 1,891,455 shares under the previous stock repurchase program. The Corporation's Board of Directors rescinded this plan on January 27, 1997 in conjunction with the agreement to acquire CB Financial Corporation. All shares purchased under the rescinded plan were reissued in connection with the July 1, 1997 merger.

STOCK OPTION PLAN
The Corporation's stock option plan, as amended and restated in April 1997, authorizes the granting of incentive and nonqualified stock options, tandem stock appreciation rights, restricted stock and performance share grants to key employees. Aggregate grants under the plan may not exceed 3,000,000 shares within any six-year period and are limited annually to 3% of the Corporation's outstanding common stock as of the first day of the year, plus any unused shares that first become available for grants in the prior year. All stock options outstanding under the plan have been granted at a price not less than the fair market value of the shares on the date of grant.
       Replacement options were granted under certain circumstances upon exercise of a nonqualified stock option by payment of the exercise price with shares of the Corporation's common stock. A replacement option provided the employee with a new option to purchase the number of shares surrendered at an option price equal to the fair market value of the Corporation's common stock on the date the underlying nonqualified stock option was exercised. During 1997 and 1996, a total of 167,705 and 215,397 shares, respectively, were surrendered by employees for payment to the Corporation for stock option exercises for which an equal number of replacement options were granted. No replacement options have been granted since May 1997.
       Options may be granted until January 16, 2002 and expire ten years from the date of grant. Options granted since April 1992 are exercisable subject to a predetermined vesting schedule based on achievement of certain return on average asset or earnings per share targets. As of December 31, 1998, a total of 238,582 shares were not exercisable subject to future achievement of the performance targets. These options become exercisable after five years if the performance targets are not met. Canceled or expired options become available for future grants.
       The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options as permitted by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, no compensation expense is recognized by the Corporation because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.
       Statement 123 requires certain pro forma disclosures regarding net income and earnings per share as if the Corporation had accounted for its stock options under the fair value method of that statement. The following table provides these disclosures along with significant assumptions used to estimate the fair value of these options:

-------------------------------------------------------------
                            1998      1997        1996
-------------------------------------------------------------
Pro forma amounts:
  Net income (in thousands)  $55,881     $30,658     $41,756
  Net income per share:
    Basic                       1.99        1.10        1.50
    Diluted                     1.95        1.08        1.48
Assumptions:
  Dividend yield                 3.0%        3.5%        3.5%
  Expected volatility           18.7%       17.0%       18.6%
  Risk-free interest rate       5.72%  5.46-6.57%  4.84-6.43%
  Expected lives               5 YRS.    1-5 yrs.    1-5 yrs.
=============================================================

       A summary of stock option transactions under the plan for 1998, 1997 and 1996 follows:


--------------------------------------------------------------------------------------
                                  Options                           Option Price
                         --------------------------       ----------------------------
                         Available                          Per Share
                         for Grant      Outstanding           Range           Average
--------------------------------------------------------------------------------------
January 1, 1996           603,351        1,702,310       $6.583-20.542       $   13.24
  Authorized              275,700             --                   --             --
  Granted                (523,047)         523,047       18.792-20.583           19.64
  Exercised                  --           (417,297)       6.583-20.542           13.86
  Canceled                  8,955           (8,955)      17.333-19.583           17.71
                         --------        ---------       -------------       ---------
December 31, 1996         364,959        1,799,105        6.583-20.583           14.93
  Authorized              251,401             --                   --             --
  Granted                (558,005)         558,005       20.750-22.000           21.73
  Exercised                  --           (477,055)       6.583-20.583           14.91
  Canceled                 13,938          (13,938)      17.333-19.583           18.70
                         --------        ---------       -------------       ---------
December 31, 1997          72,293        1,866,117        6.583-22.000           16.95
  AUTHORIZED              810,872             --                   --              --
  GRANTED                (320,600)         320,600              35.625           35.63
  EXERCISED                  --           (260,588)       6.583-21.833           15.02
  CANCELED                  5,208           (5,208)      17.333-35.625           27.77
                         --------        ---------       -------------       ---------
DECEMBER 31, 1998         567,773        1,920,921        7.417-35.625           20.29
                         ========        =========       =============       =========
======================================================================================


       The following table summarizes information on stock options outstanding at December 31, 1998:

-------------------------------------------------------------------------------------------------------------
                                        Options Outstanding                          Options Exercisable
                           --------------------------------------------------   -----------------------------
                                          Weighted-Average   Weighted-Average                Weighted-Average
       Range               Outstanding      Remain Life      Exercise Price     Exercisable   Exercise Price
-------------------------------------------------------------------------------------------------------------
    7.42 - 15.00             424,203          2.1 years          $ 9.24           424,203        $ 9.24
   15.00 - 21.00             648,247          6.2                 18.81           648,247         18.81
   21.00 - 35.63             848,471          7.9                 26.95           609,889         23.56
                           ---------                                            ---------
    7.42 - 35.63           1,920,921          6.0                 20.29         1,682,339         18.12
                           =========                                            =========
=============================================================================================================


       NOTE 15. COMMITMENTS AND CONTINGENT
       LIABILITIES

       The Consolidated Financial Statements do not reflect various loan commitments (unfunded loans and unused lines of credit) and letters of credit originated in the normal course of business. Loan commitments are made to accommodate the financial needs of clients. Generally, new loan commitments do not extend beyond 90 days and unused lines of credit are reviewed at least annually. Letters of credit guarantee future payment of client financial obligations to third parties. They are issued primarily for services provided or to facilitate the shipment of goods, and generally expire within one year. Both arrangements have essentially the same level of credit risk as that associated with extending loans to clients and are subject to the Corporation's normal credit policies. Inasmuch as these arrangements generally have fixed expiration dates or other termination clauses, most expire unfunded and do not necessarily represent future liquidity requirements. Collateral is obtained based on management's assessment of the client and may include receivables, inventories, real property and equipment.
       Amounts available to clients under loan commitments and letters of credit follow:


-----------------------------------------------------------
                                          December 31,
(in thousands)                       1998            1997
-----------------------------------------------------------
Loan commitments:
    Commercial                   $  884,811      $  746,926
    Real estate construction         58,717          32,883
    Real estate mortgage             39,525          25,023
    Credit card and home
      equity credit lines           383,526         356,535
    Other consumer                   13,018          21,333
                                 ----------      ----------
      Total                      $1,379,597      $1,182,700
                                 ==========      ==========

Standby letters of credit        $   22,229      $   32,541
Commercial letter of credit          44,154              --
===========================================================


       The Corporation and its subsidiaries are parties to litigation arising in the ordinary course of business. Management believes that the aggregate liability, if any, resulting from these proceedings would not have a material effect on the Corporation's consolidated financial position.

       NOTE 16. FAIR VALUES OF FINANCIAL INSTRUMENTS

       The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Financial Accounting Standards Board Statement No. 107, "Disclosure About Fair Value of Financial Instruments" ("SFAS 107"). Where quoted market prices are not available, as is the case for a significant portion of the Corporation's financial instruments, the fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates presented herein cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts the Corporation could realize in a current market exchange.

       In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the Corporation's brokerage network, net deferred tax asset, premises and equipment, goodwill and deposit based intangibles. In addition, tax ramifications related to the recognition of unrealized gains and losses such as those within the investment securities portfolio can also have a significant effect on estimated fair values and have not been considered in the estimates. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Corporation. The estimated fair values of the Corporation's financial instruments follow:


--------------------------------------------------------------------------------------------------------------------
                                                              DECEMBER 31, 1998               December 31, 1997
                                                           ------------------------        -------------------------
                                                           CARRYING      ESTIMATED         Carrying       Estimated
(in thousands)                                              AMOUNT       FAIR VALUE         Amount        Fair Value
--------------------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and money market investments                   $  166,782      $  166,800      $  180,573      $  180,600
     Investment securities                                  613,529         613,500         575,382         575,400
     Net loans(1)                                         3,520,466       3,613,900       3,458,024       3,525,600
Financial liabilities:
     Deposits                                             3,764,356       3,778,300       3,694,346       3,699,200
     Short-term borrowings                                  124,307         124,300         174,866         174,900
     Long-term debt                                         130,937         127,200         108,165         108,600
Off-balance sheet financial instrument liabilities:
     Loan commitments                                          --             1,938            --             1,614
     Standby and commercial letters of credit                  --               332            --               173
====================================================================================================================

(1) Excludes lease financing which for purposes of SFAS 107 disclosure is not considered a financial instrument.

       The various methods and assumptions used by the Corporation in estimating fair value for its financial instruments are set forth below:

CASH AND MONEY MARKET INVESTMENTS
The carrying amounts reported in the balance sheet for cash and money market investments approximate those assets' fair values because they mature within six months and do not present unanticipated credit concerns.

INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED AND ASSET-BACKED SECURITIES) The carrying amounts reported in the balance sheet for investment securities approximate those assets' fair values as all investment securities are being classified in the available-for-sale category. SFAS 115 requires securities carried in the available-for-sale category to be carried at fair value. See Note
4. The fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card, and other consumer. Each loan category is further segmented into fixed and variable-rate interest types and for certain categories by performing and nonperforming.
       For performing variable-rate loans that reprice frequently (within six months) and with no significant change in credit risk, fair values are based on carrying values. Similarly, for credit card loans with no significant credit concerns and average interest rates approximating current market origination rates, the carrying amount is a reasonable estimate of fair value.
       Fair values of other loans (e.g., fixed-rate commercial, commercial real estate, residential mortgage and other consumer loans) are estimated by discounting the future cash flows using interest rates currently being offered by the Corporation for loans with similar terms and remaining maturities ("new loan rates"). Management believes the risk factor embedded in the new loan rates adequately represents the credit risk within the portfolios.
       Fair values for nonperforming loans are estimated after giving consideration to credit risk and estimated cash flows and discount rates based on available market and specific borrower information. The carrying amount of accrued interest for all loan types approximates its fair value.

DEPOSIT LIABILITIES
Under SFAS 107, the fair value of demand deposits (e.g., interest and noninterest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for certificates of similar remaining maturities.

SHORT-TERM BORROWINGS
The carrying amounts of federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT
The carrying value of the Corporation's variable-rate long-term debt approximates its fair value. The fair value of its fixed-rate long-term debt (other than deposits) is estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowings arrangements.

LOAN COMMITMENTS AND LETTERS OF CREDIT
The fair value of loan commitments and letter of credit guarantees is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

       NOTE 17. LINES OF BUSINESS

       The financial performance of the Corporation is monitored by an internal profitability measurement system, which provides line of business results and key performance measures. The profitability measurement system is based on internal management methodologies designed to produce consistent results and reflect the underlying economics of the businesses. The development and application of these methodologies is a dynamic process. Accordingly, these measurement tools and assumptions may be revised periodically to reflect methodological, product, and/or management organizational changes. Further, these policies measure financial results that support the strategic objectives and internal organizational structure of the Corporation. Consequently, the information presented is not necessarily comparable with similar information for other institutions.
       The Corporation is managed along the following business lines: Commercial Banking, Retail Banking, Financial Services, and all other.

COMMERCIAL BANKING
Commercial Banking provides a full range of credit and related financial services to middle market corporate, government and leasing clients. Products and services offered include commercial loans, commercial mortgages, letters of credit, deposit accounts, cash management and international trade services.

RETAIL BANKING
Retail Banking includes consumer lending and deposit gathering, electronic banking, residential mortgage loan origination and servicing, and small business banking. This line of business offers a variety of retail financial products and services including deposit accounts, direct and indirect installment loans, debit and credit cards, home equity lines of credit, residential mortgage loans and ATM network services.

FINANCIAL SERVICES
Financial Services provides commercial and retail clients with private banking, trust and investment, retirement plan, and brokerage and insurance services. Private banking focuses on high net-worth customers and offers a broad array of asset management, estate settlement and administration, deposit and credit products. Trust and investment includes personal trust and planning services, investment management services, estate settlement, administration and advises the Golden Oak family of mutual funds. Retirement plan services focus on investment management and fiduciary activities with special emphasis on 401(k) plans. The brokerage and insurance businesses deliver the Corporation's retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and discounted brokerage services.

ALL OTHER
All other includes activities that are not directly attributable to one of the three major lines of business. Included in this category is the parent company, the Corporation's securities portfolio and asset liability management activities, inter-company eliminations, and the economic impact of certain assets, capital and support functions not specifically identifiable with the three primary lines of business.

       The accounting policies on the individual business units are the same as those of the Corporation described in Note 1 to the Consolidated Financial Statements. Funds transfer pricing is used in the determination of net interest income by assigning a standard cost for funds used or credit for funds provided to assets and liabilities within each business unit. Assets and liabilities are match-funded based on their maturity, prepayment and/or repricing characteristics. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Expenses for centrally provided services are allocated to the business lines as follows: product processing and technology expenditures are allocated based on standard unit costs applied to actual volume measurements; corporate overhead is allocated based on the ratio of a line of business' noninterest expenses to total noninterest expenses incurred by all business lines. The provision for loan losses was allocated in an amount based primarily upon the actual net charge-offs of each respective line of business, adjusted for loan growth and changes in risk profile. Selected segment information is included in the following table.

-----------------------------------------------------------------------------------------------------------------------------
LINE OF BUSINESS INFORMATION
                                                     Commercial             Retail       Financial
(in thousands)                                        Banking              Banking        Services      Other        Total
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY - 1998
Net interest income (taxable equivalent)             $  67,114            $ 117,784       $  1,844      $  17,109   $ 203,851
Provision for loan losses                                4,780                9,099            ---            211      14,090
                                                     ---------            ---------       --------      ---------   ---------
  Net interest income after provision                   62,334              108,685          1,844         16,898     189,761
Noninterest income                                       8,588               25,744         21,090            830      56,252
Noninterest expense                                     37,563               88,553         18,071         14,104     158,291
                                                     ---------            ---------       --------      ---------   ---------
  Income before income taxes                            33,359               45,876          4,863          3,624      87,722
Income tax expense (taxable equivalent)                 11,675               16,057          1,702          1,503      30,937
                                                     ---------            ---------       --------      ---------   ---------
  Net income                                         $  21,684            $  29,819       $  3,161      $   2,121   $  56,785
                                                     =========            =========       ========      =========   =========

AVERAGE ASSETS (IN MILLIONS)                         $   1,445            $   2,112       $     21      $     872   $   4,450
                                                     =========            =========       ========      =========   =========

=============================================================================================================================
EARNINGS SUMMARY - 1997
Net interest income (taxable equivalent)             $  57,862            $ 119,054       $  1,492      $  19,572   $ 197,980
Provision for loan losses                                3,340               11,435            ---            557      15,332
                                                     ---------            ---------       --------      ---------   ---------
  Net interest income after provision                   54,522              107,619          1,492         19,015     182,648
Noninterest income                                       8,108               21,274         17,486           (174)     46,694
Noninterest expense:
    Special charge                                         ---                  ---            ---         23,734      23,734
    Other                                               35,215               84,973         16,877         16,362     153,427
                                                     ---------            ---------       --------      ---------   ---------
  Income (loss) before income taxes                     27,415               43,920          2,101        (21,255)     52,181
Income tax expense (taxable equivalent)                  9,596               15,372            735         (5,030)     20,673
                                                     ---------            ---------       --------      ---------   ---------
  Net income (loss)                                  $  17,819            $  28,548       $  1,366      $ (16,225)  $  31,508
                                                     =========            =========       ========      =========   =========

AVERAGE ASSETS (IN MILLIONS)                         $   1,310            $   2,138       $     18      $     906   $   4,372
                                                     =========            =========       ========      =========   =========

=============================================================================================================================
EARNINGS SUMMARY - 1996
Net interest income (taxable equivalent)             $  56,098            $ 112,092       $  1,494      $  15,626   $ 185,310
Provision for loan losses                                4,515                7,513            ---             98      12,126
                                                     ---------            ---------       --------      ---------   ---------
  Net interest income after provision                   51,583              104,579          1,494         15,528     173,184
Noninterest income                                       7,892               22,093         16,289          1,730      48,004
Noninterest expense                                     33,457               89,826         15,378         16,395     155,056
                                                     ---------            ---------       --------      ---------   ---------
  Income before income taxes                            26,018               36,846          2,405            863      66,132
Income tax expense (taxable equivalent)                  9,106               14,046            842           (287)     23,707
                                                     ---------            ---------       --------      ---------   ---------
Net income                                           $  16,912            $  22,800       $  1,563      $   1,150   $  42,425
                                                     =========            =========       ========      =========   =========

==============================================================================================================================

        NOTE 18. REGULATORY MATTERS

       The Federal Reserve Bank requires the Corporation's banking subsidiaries to maintain certain noninterest-bearing deposits. These reserve balances vary depending upon the level of client deposits in the subsidiary banks. During 1998 and 1997, the average reserve balances were $32.5 million and $32.6 million, respectively.
       The bank subsidiaries are also subject to limitations under banking laws on extensions of credit to members of the affiliate group and on dividends that can be paid to the Corporation. Generally extensions of credit are limited to 10% to any one affiliate and 20% in aggregate to all affiliates of a subsidiary bank's capital and surplus (net assets) as defined. Unless prior regulatory approval is obtained, dividends declared in any calendar year may not exceed the retained net profit, as defined, of that year plus the retained net profit of the preceding two years. At January 1, 1999, the bank subsidiaries could distribute to the Corporation approximately $21.7 million in dividends without regulatory approval. Their 1999 net income will also become available for such dividends.
       The Corporation and it's banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
       Quantitative measures established by regulation to ensure capital adequacy require the Corporation and it's banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets (as defined in the regulations), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that the Corporation and it's banking subsidiaries meet all capital adequacy requirements to which it is subject.
       As of December 31, 1998, the most recent notification from the Federal Reserve Board categorized the Corporation and its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and it's banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would result in a change.


---------------------------------------------------------------------------------------------------------------
RISK BASED CAPITAL REQUIREMENTS
                                                                                        For Capital
                                                         Actual                      Adequacy Purposes
                                             --------------------------------     -------------------------
(in thousands)                                    Amount           Ratio              Amount        Ratio
---------------------------------------------------------------------------------------------------------------
CITIZENS BANKING CORPORATION
AS OF DECEMBER 31, 1998:
    Total Capital(1)                           $ 428,017           11.8 %          $ 290,892 >      8.0 %
                                                                                             -
    Tier I Capital(1)                            382,553           10.5              145,446 >      4.0
                                                                                             -
    Tier I Leverage(2)                           382,553            8.7              176,342 >      4.0
                                                                                             -
As of December 31, 1997:
    Total Capital(1)                           $ 390,230           11.0 %          $ 283,042 >      8.0 %
                                                                                             -
    Tier I Capital(1)                            345,984            9.8              141,521 >      4.0
                                                                                             -
    Tier I Leverage(2)                           345,984            8.0              173,458 >      4.0
                                                                                             -
CITIZENS BANK
AS OF DECEMBER 31, 1998:
    Total Capital(1)                           $ 404,822           11.7 %          $ 276,694 >      8.0 %
                                                                                             -
    Tier I Capital(1)                            361,577           10.5              138,347 >      4.0
                                                                                             -
    Tier I Leverage(2)                           361,577            8.7              166,580 >      4.0
                                                                                             -
As of December 31, 1997:
    Total Capital(1)                           $ 388,017           11.7 %          $ 266,192 >      8.0 %
                                                                                             -
    Tier I Capital(1)                            346,398           10.4              133,096 >      4.0
                                                                                             -
    Tier I Leverage(2)                           346,398            8.5              163,783 >      4.0
                                                                                             -

===============================================================================================================

--------------------------------------------------------------------------------
RISK BASED CAPITAL REQUIREMENTS                    To Be Well Capitalized
                                                  Under Prompt Corrective
                                                     Action Provisions
                                             -----------------------------------
(in thousands)                                     Amount          Ratio
--------------------------------------------------------------------------------
CITIZENS BANKING CORPORATION
AS OF DECEMBER 31, 1998:
    Total Capital(1)                           $ 363,615 >         10.0 %
                                                         -
    Tier I Capital(1)                            218,169 >          6.0
                                                         -
    Tier I Leverage(2)                           220,428 >          5.0
                                                         -
As of December 31, 1997:
    Total Capital(1)                           $ 353,803 >         10.0
                                                         -
    Tier I Capital(1)                            212,282 >          6.0
                                                         -
    Tier I Leverage(2)                           216,823 >          5.0
                                                         -
CITIZENS BANK
AS OF DECEMBER 31, 1998:
    Total Capital(1)                           $ 345,867 >         10.0 %
                                                         -
    Tier I Capital(1)                            207,520 >          6.0
                                                         -
    Tier I Leverage(2)                           208,225 >          5.0
                                                         -
As of December 31, 1997:
    Total Capital(1)                           $ 332,740 >         10.0 %
                                                         -
    Tier I Capital(1)                            199,644 >          6.0
                                                         -
    Tier I Leverage(2)                           204,728 >          5.0
                                                         -

================================================================================

(1) To risk weighted assets.
(2) To quarterly average assets.

     NOTE 19. CITIZENS BANKING CORPORATION (PARENT ONLY) STATEMENTS

------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                                             December 31,
(in thousands)                                                                                            1998           1997
------------------------------------------------------------------------------------------------------------------------------

ASSETS:
 Cash                                                                                                  $       5     $       5
 Interest-bearing deposit with subsidiary bank                                                             4,500         7,000
 Money market investments                                                                                  7,435         3,976
 Investment securities                                                                                       139           135
 Investment in bank subsidiaries                                                                         439,784       429,015
 Goodwill - net                                                                                            2,653         3,449
 Other assets                                                                                              3,960         3,622
                                                                                                       ---------     ---------
   TOTAL ASSETS                                                                                        $ 458,476     $ 447,202
                                                                                                       =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
 Long-term debt                                                                                        $  13,000     $  32,991
 Other liabilities                                                                                         4,394         4,369
                                                                                                       ---------     ---------
   Total liabilities                                                                                      17,394        37,360
 Shareholders' equity                                                                                    441,082       409,842
                                                                                                       ---------     ---------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                          $ 458,476     $ 447,202
                                                                                                       =========     =========
==============================================================================================================================


-------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                                 Year Ended December 31,
(in thousands)                                                                           1998              1997           1996
-------------------------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from subsidiaries - principally banks                                       $ 48,635         $ 21,483      $ 56,487
  Interest from bank subsidiary                                                              159              657           794
  Service fees from bank subsidiaries                                                      9,221            9,467           ---
  Other                                                                                      381              254           860
                                                                                        --------         --------      --------
    Total                                                                                 58,396           31,861        58,141
                                                                                        --------         --------      --------
EXPENSES
  Interest                                                                                 1,734            2,978         5,594
  Amortization of goodwill                                                                   796              796           796
  Salaries and employee benefits                                                           9,524            9,731           867
  Service fees paid to bank subsidiaries                                                   1,060            1,339         1,265
  Other noninterest expense                                                                1,528            1,723         1,078
                                                                                        --------         --------      --------
    Total                                                                                 14,642           16,567         9,600
                                                                                        --------         --------      --------
Income before income taxes and equity in undistributed earnings of subsidiaries           43,754           15,294        48,541
Income tax benefit                                                                         2,476            2,662         3,257
Equity in undistributed (dividends in excess of) earnings of subsidiaries                 10,555           13,552        (9,373)
                                                                                        --------         --------      --------
NET INCOME                                                                              $ 56,785         $ 31,508      $ 42,425
                                                                                        ========         ========      ========

===============================================================================================================================


------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                       Year Ended December 31,
(in thousands)                                                                     1998           1997           1996
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                     $ 56,785       $ 31,508       $ 42,425
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Amortization of goodwill                                                            796            796            796
  Dividends in excess of (equity in undistributed) earnings of subsidiaries       (10,555)       (13,552)         9,373
  Other                                                                              (332)          (945)         1,244
                                                                                 --------       --------       --------
      Net cash provided by operating activities                                    46,694         17,807         53,838
                                                                                 --------       --------       --------
INVESTING ACTIVITIES
  Net decrease in interest-bearing deposit at subsidiary bank                       2,500         18,134          4,866
  Net (increase) decrease in money market investments                              (3,459)         8,067          2,501
  Purchases of investment securities                                                  (44)          --               (8)
  Proceeds from sales and maturities of investment securities                          40             10            136
                                                                                 --------       --------       --------
      Net cash provided (used) by investing activities                               (963)        26,211          7,495
                                                                                 --------       --------       --------
FINANCING ACTIVITIES
  Principal reductions in long-term debt                                          (19,991)       (26,694)       (41,194)
  Cash dividends paid                                                             (22,991)       (19,286)       (17,890)
  Proceeds from stock options exercised                                             4,234          1,962          1,523
  Shares acquired for retirement                                                   (6,983)          --           (3,772)
                                                                                 --------       --------       --------
      Net cash used by financing activities                                       (45,731)       (44,018)       (61,333)
                                                                                 --------       --------       --------
Net increase in cash                                                                 --             --             --
Cash at beginning of year                                                               5              5              5
                                                                                 --------       --------       --------
Cash at end of year                                                              $      5       $      5       $      5
                                                                                 ========       ========       ========
========================================================================================================================

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



BOARD OF DIRECTORS CITIZENS BANKING CORPORATION

         We have audited the accompanying consolidated balance sheets of Citizens Banking Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Banking Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

         We previously audited and reported on the related consolidated statements of income, changes in shareholders' equity, and cash flows of Citizens Banking Corporation and subsidiaries for the year ended December 31, 1996 prior to the restatement for the 1997 pooling of interests as described in
Note 2. The contribution of Citizens Banking Corporation to revenues and net income represented 82% and 88% of the 1996 restated totals. Financial statements of the other pooled company included in the 1996 consolidated statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the accompanying consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 1996, after restatement for the 1997 pooling of interests, in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.



    Ernst & Young LLP

Detroit, Michigan
January 14, 1999

         REPORT OF MANAGEMENT



MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

         Management is responsible for the preparation of the consolidated financial statements and all other financial information appearing in this Annual Report. The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles.

SYSTEM OF INTERNAL CONTROLS

         The Corporation maintains a system of internal controls designed to provide reasonable assurance that assets are safe-guarded and that the financial records are reliable for preparing Consolidated Financial Statements. The selection and training of qualified personnel and the establishment and communication of accounting and administrative policies and procedures are elements of this control system. The effectiveness of the internal control system is monitored by a program of internal audit and by independent certified public accountants ("independent auditors").

         Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. Management believes the Corporation's system provides the appropriate balance between costs of controls and the related benefits.

AUDIT COMMITTEE OF THE BOARD

         The Audit Committee of the Board of Directors, comprised entirely of outside directors, recommends the independent auditors who are engaged upon approval by the Board of Directors. The committee meets regularly with the internal auditor and the independent auditors to review timing and scope of audits and review audit reports. The internal auditor and the independent auditors have free access to the Audit Committee.

INDEPENDENT AUDITORS

         The Consolidated Financial Statements in this Annual Report have been audited by the Corporation's independent auditors, Ernst & Young LLP, for the purpose of determining that the Consolidated Financial Statements are free of material misstatement. Their audit considered the Corporation's internal control structure to the extent necessary to determine the scope of their auditing procedures.




John W. Ennest                                              Robert J. Vitito
John W. Ennest                                              Robert J. Vitito
Vice Chairman,                                              President and Chief
Chief Financial Officer and Treasurer                       Executive Officer

                          CITIZENS BANKING CORPORATION
                                FLINT, MICHIGAN

                        PROXY BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 20, 1999


   The undersigned shareholder of Citizens Banking Corporation (the "Corporation") hereby appoints Victor E. George and William C. Shedd or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the annual meeting of shareholders of the Corporation to be held in the Presidential Ballroom located in the Holiday Inn, Gateway Centre, Flint, Michigan, on Tuesday, April 20, 1999, at 10:00 a.m. local time, and at any adjournments thereof, and upon the election of directors as set forth on the reverse side of this proxy, all of which are being proposed by the Corporation, and in their discretion, upon such other matters as may properly come before the meeting including the election of any person to the board of directors where a nominee named in the proxy statement dated March 15, 1999 is unable to serve or, for good cause, will not serve. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED FOR EACH NOMINEE NAMED ON THE REVERSE SIDE OF THIS PROXY.

   For participants in the Corporation's Amendment and Restated Section 401(k) Plan ("Plan"), this card also provides voting instructions to the trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

   The undersigned acknowledge receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 15, 1999 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by the virtue hereof and revokes all former proxies.



                 (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------

                         TELEPHONE VOTING INSTRUCTIONS

     On a Touch-Tone Telephone--Call the toll free number 1-888-515-6262, 24 hours per day, seven days a week.
     You will hear these instructions:

         Press 1 to vote FOR all nominees, or press 8 to WITHHOLD for all nominees.
         Press 0 to conclude this phone call end to cast your vote.

         If you wish to withhold authority to vote for an individual nominee, Press one or more of the following selections and then Press 0 to conclude this phone call and cast your vote:

         Press 2 to withhold for Edward P. Abbott
         Press 3 to withhold for Hugo E. Braun, Jr.
         Press 4 to withhold for Jonathan E. Burroughs II
         Press 5 to withhold for Lawrence O. Erickson
         Press 6 to withhold for William J. Hank
         Press 7 to withhold for Robert J. Vitito

     If you vote by telephone, there is no need to mail back your proxy.

     Thank you for voting.

     Map to:   Holiday Inn Gateway Centre
               US 23/Hill Road
               Flint, Michigan 48507
               (Park In Rear For Conference Centre)



-----------------------------------                    -    FROM NORTH: I-75
                                                            South to South U.S.
                                                            23, Exit Hill Road
                                                            (East)

         Map to come from                              -    FROM EAST AND WEST:
        Harris/Holiday Inn                                  I-69 to I-75 South
                                                            to U.S. 23 South,
                                                            Exit Hill Road
                or                                          (East)

                                                       -    FROM WEST: I-94 to
       Map to be created by                                 U.S. 23 North. Exit
        AMC-White Graphics                                  Hill Road (East)

                                                       -    FROM SOUTH: I-75
                                                            North to I-475 North
                                                            to Hill Road West.
-----------------------------------                         Exit Hill Road west
                                                            (left).

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                              ]




THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED.
                                                         For    Withhold  For All
1. ELECTION OF DIRECTORS  Class I (three year term):     All    All       Except name(s) written below
01- Edward P. Abbott, 02-Hugo E. Braum Jr.,
03- Jonathan E. Burroughs II, 04-Lawrence O. Erickson,   / /    / /        / /
05- William J. Hank, and 06-Robert J. Vitito.                             _______________________________________________________
                                                                          Please sign exactly as name appears hereon. When shares
                                                                          are held by joint tenants, both must sign. When signing
                                                                          as Attorney, Executor, Personal Representative,
                                                                          Administrator, Trustee or Guardian, please give full
                                                                          title as such. If signing on behalf of the corporation
                                                                          please sign in full corporate name by President of other
                                                                          authorized officer. If signing on behalf of a partnership, please signing partnership name by authorized person.
--------------------------------------------------------------------------------

                                                                                          Date:____________, 1999


                                                                                          _________________________
                                                                                                   Signature
--------------------------------------------------------------------------------

                                                                                          _________________________
                                                                                          Signature if held jointly

-------------------------------------------------------------------------------------------------------------------



CONTROL NUMBER
 _______
/_______/





                             **VOTE BY TELEPHONE**

Citizens Banking Corporation now offers you an alternative, convenient way to vote your shares. By following the simple instructions on the reverse side, your vote can now be counted over the telephone. We encourage you to take advantage of this new feature which eliminates the need to return the proxy card, provides a cost savings to the Corporation, and authorizes the named proxies in the same manner as if you marked, signed, and dated your proxy card.


Please consider voting by telephone.

Thank you.







                                    REMINDER

Dear Shareholder(s):

Enclosed you will find material relative to the Corporation's 1999 Annual Meeting of Shareholders. The Notice of the Annual Meeting and proxy statement describes the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States, or cast your vote by telephone using the instructions found on the reverse side. Please remember that your vote is important to us. We look forward to hearing from you.



James M. Polehna
Vice President
Investor Relations Manager